Exhibit 99.3

Dave Inc. and Subsidiary

Consolidated Financial Statements and Report of Independent Registered Public Accounting Firm

December 31, 2021 and 2020

Contents:

Report of Independent Registered Public Accounting Firm

The Shareholders and the Board of Directors

Dave Inc. and Subsidiary

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Dave Inc. and Subsidiary (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2021 and 2020, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Restatement of 2021 and 2020 Financial Statements

As discussed in Note 2, the accompanying consolidated financial statements have been restated.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures to respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Moss Adams

Los Angeles, California

March 25, 2022

(except for the effects of the restatement described in Note 2 and the reverse recapitalization described in Note 20, as to which the date is August 22, 2022)

We have served as the Company’s auditor since 2018.

Dave Inc. and Subsidiary

Consolidated Balance Sheets

(in thousands; except share data)

	As of December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$32,009	$4,789
Marketable securities	8,226	17,666
Member advances, net of allowance for unrecoverable advances of $11,995 and $12,580 as of December 31, 2021 and 2020, respectively	49,013	38,744
Prepaid income taxes	1,381	4,008
Restricted cash, current	—	83
Deferred issuance costs	5,131	—
Prepaid expenses and other current assets	4,443	4,062

Total current assets	100,203	69,352
Property and equipment, net	685	516
Lease right-of-use assets (related-party of $970 and $1,184 as of December 31, 2021 and 2020, respectively)	2,702	1,378
Intangible assets, net	7,849	4,505
Derivative asset on loans to stockholders	35,253	457
Debt facility commitment fee, long-term	131	—
Restricted cash, net of current portion	363	197

Total assets	$147,186	$76,405

Liabilities, and stockholders’ equity
Current liabilities:
Accounts payable	$13,044	$8,492
Accrued expenses	13,045	5,324
Line of credit	—	3,910
Lease liabilities, short-term (related-party of $243 and $205 as of December 31, 2021 and 2020, respectively)	1,920	400
Legal settlement accrual	3,701	3,201
Note payable	15,051	—
Credit facility	20,000	—
Convertible debt, current	695	—
Interest payable, convertible notes, current	25	—
Other current liabilities	1,153	2,853

Total current liabilities	68,634	24,180
Lease liabilities, long-term (related-party of $822 and $1,065 as of December 31, 2021 and 2020, respectively)	970	1,088
Debt facility, long-term	35,000	—
Convertible debt, long-term	—	695
Interest payable, convertible notes	—	13
Warrant liability	3,726	—
Other non-current liabilities	119	585

Total liabilities	108,449	26,561

Commitments and contingencies (Note 14)
Stockholders’ equity:
Preferred stock, par value per share $0.0001, 10,000,000 shares authorized; 0 shares issued and outstanding at December 31, 2021 and 2020	—	—
Class A common stock, par value per share $0.0001, 500,000,000 shares authorized; 299,724,811 and 295,793,583 shares issued at December 31, 2021 and December 31, 2020, respectively; 297,094,254 and 291,948,310 shares outstanding at December 31, 2021 and December 31, 2020, respectively	30	29
Class V common stock, par value per share $0.0001, 100,000,000 shares authorized; 48,450,639 shares issued and outstanding at December 31, 2021 and 2020, respectively;	5	5
Treasury stock	(5)	(154)
Additional paid-in capital	86,796	77,632
Loans to stockholders	(15,192)	(14,764)
Accumulated deficit	(32,897)	(12,904)

Total stockholders’ equity	38,737	49,844

Total liabilities, and stockholders’ equity	$147,186	$76,405

See accompanying notes to the consolidated financial statements.

Dave Inc. and Subsidiary

Consolidated Statements of Operations

(in thousands)

	For the Year Ended December 31,
	2021	2020
Operating revenues:
Service based revenue, net	$142,182	$120,595
Transaction based revenue, net	10,831	1,201

Total operating revenues, net	153,013	121,796

Operating expenses:
Provision for unrecoverable advances	32,174	25,539
Processing and servicing fees	23,459	21,646
Advertising and marketing	51,454	38,019
Compensation and benefits	49,544	22,210
Other operating expenses	43,260	15,763

Total operating expenses	199,891	123,177

Other (income) expenses:
Interest income	(287)	(409)
Interest expense	2,545	17
Legal settlement and litigation expenses	1,667	4,467
Other strategic financing and transactional expenses	264	1,356
Changes in fair value of derivative asset on loans to stockholders	(34,791)	—
Changes in fair value of warrant liability	3,620	—

Total other (income) expense, net	(26,982)	5,431

Net loss before provision for income taxes	(19,896)	(6,812)
Provision for income taxes	97	145

Net loss	$(19,993)	$(6,957)

Net loss per share:
Basic	$(0.15)	$(0.06)
Diluted	$(0.15)	$(0.06)
Weighted-average shares used to compute net loss per share
Basic	136,575,395	123,230,367
Diluted	136,575,395	123,230,367

See accompanying notes to the consolidated financial statements.

Dave, Inc. and Subsidiary

Consolidated Statement of Stockholders’ Equity

(in thousands, except share data)

									Common stock
	Series A convertible preferred stock		Series B-1 convertible preferred stock		Series B-2 convertible preferred stock		Common stock		Class A		Class V		Additional paid-in capital	Loans to stockholders	Treasury stock	Accumulated deficit	Total stockholders’ (deficit) equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at January 1, 2020 (as previously reported)	133,216,940	$9,881	13,326,050	$49,675	3,991,610	$12,617	99,449,310	$0.1	—	$—	—	$—	$3,712	$(14,492)	$(154)	$(5,947)	$(16,881)
Retroactive application of recapitalization	(133,216,940)	(9,881)	(13,326,050)	(49,675)	(3,991,610)	(12,617)	(99,449,310)	(0.1)	290,900,192	29	48,450,639	5	72,139	—	—	—	72,173

Balance at January 1, 2020 (as adjusted)	—	—	—	—	—	—	—	—	290,900,192	29	48,450,639	5	75,851	(14,492)	(154)	(5,947)	55,292
Issuance of common stock for stock option exercises	—	—	—	—	—	—	—	—	1,697,089	—	—	—	256	—	—	—	256
Issuance of common stock for stock option early exercises	—	—	—	—	—	—	—	—	545,994	—	—	—	—	—	—	—	—
Cancellation of common stock issued for stock option early exercise	—	—	—	—	—	—	—	—	(310,381)	—	—	—	—	—	—	—	—
Cancellation of restricted stock	—	—	—	—	—	—	—	—	(884,584)	—	—	—	—	—	—	—	—
Stockholder loans interest	—	—	—	—	—	—	—	—	—	—	—	—	—	(272)	—	—	(272)
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	1,525	—	—	—	1,525
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(6,957)	(6,957)

Balance at December 31, 2020	—	$—	—	$—	—	$—	—	$—	291,948,310	29	48,450,639	5	$77,632	$(14,764)	$(154)	$(12,904)	$49,844
Issuance of common stock for stock option exercises	—	—	—	—	—	—	—	—	5,086,040	1	—	—	1,708	—	—	—	1,709
Vesting of stock option early exercises	—	—	—	—	—	—	—	—	—	—	—	—	75	—	—	—	75
Stockholder loans interest and amendment	—	—	—	—	—	—	—	—	59,904	—	—	—	—	(428)	149	—	(279)
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	7,381	—	—	—	7,381
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(19,993)	(19,993)

Balance at December 31, 2021	—	$—	—	$—	—	$—	—	$—	297,094,254	$30	48,450,639	$5	$86,796	$(15,192)	$(5)	$(32,897)	$38,737

See accompanying notes to the consolidated financial statements.

Dave Inc. and Subsidiary

Restated Consolidated Statements of Cash Flows

(in thousands)

	For the Year Ended December 31,
	2021	2020
	(As Restated)	(As Restated)
Operating activities
Net loss	$(19,993)	$(6,957)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,055	1,718
Provision for unrecoverable advances	32,174	25,539
Changes in fair value of derivative assets	(34,791)	—
Changes in fair value of warrant liability	3,620	—
Disposal of property and equipment	14	—
Stock-based compensation	7,381	1,525
Non-cash interest	(233)	(272)
Non-cash lease expense	78	12
Changes in fair value of marketable securities	1	(3)
Changes in operating assets and liabilities:
Member advances, service revenue	(2,280)	(4,354)
Prepaid income taxes	2,627	(4,008)
Prepaid expenses and other current assets	(311)	(2,600)
Accounts payable	2,568	1,983
Accrued expenses	7,128	3,433
Income taxes payable	—	(508)
Legal settlement accrual	500	3,201
Other current liabilities	(1,625)	2,472
Other non-current liabilities	(466)	547
Interest payable, convertible notes	12	12

Net cash (used in) provided by operating activities	(541)	21,740

Investing activities
Payments for internally developed software costs	(6,107)	(3,989)
Purchase of property and equipment	(371)	(231)
Net disbursements and collections of Member advances	(40,163)	(30,886)
Purchase of marketable securities	(5)	(138)
Sale of marketable securities	9,444	7,780

Net cash used in investing activities	(37,202)	(27,464)

Financing activities
Borrowings on line of credit	—	3,910
Repayment on line of credit	(3,910)	—
Proceeds from issuance of common stock for stock option exercises	1,709	256
Proceeds from issuance of common stock for stock option early exercises	—	75
Payment of issuance costs	(2,753)	—
Proceeds from borrowings on note payable	15,000	—
Proceeds from borrowings on debt and credit facilities	55,000	—

Net cash provided by financing activities	65,046	4,241

Net increase (decrease) in cash and cash equivalents and restricted cash	27,303	(1,483)
Cash and cash equivalents and restricted cash, beginning of the year	5,069	6,552

Cash and cash equivalents and restricted cash, end of the year	$32,372	$5,069

Supplemental disclosure of non-cash investing and financing activities
Operating lease right of use assets recognized	$2,514	$—
Operating lease liabilities recognized	$2,514	$—
Property and equipment purchases in accounts payable	$25	$7
Receivable from early exercise of stock options	$—	$368
Vesting of common stock exercised early	$75	$—
Amendment to loan to stockholder	$145	$—
Supplemental disclosure of cash (received) paid for:
Income taxes	$(2,484)	$2,798
Interest	$1,992	$—

The following table provides a reconciliation of cash and cash equivalents, and restricted cash reported within the consolidated balance sheet with the same as shown in the consolidated statement of cash flows.

Cash and cash equivalents	$32,009	$4,789
Restricted cash	363	280

Total cash, cash equivalents, and restricted cash, end of period	$32,372	$5,069

See accompanying notes to the consolidated financial statements.

Dave Inc.

Notes to the Consolidated Financial Statements

Note 1 Business and Basis of Presentation

Business

Dave Inc. (the “Company” or “Dave”), formerly known as VPC Impact Acquisition Holdings III, Inc. is a Delaware corporation, which operates through its subsidiary, Dave Operating LLC. The Company’s business is to provide its members (“Members”) a suite of financial software and services related to personal finance. All operating activities, revenues earned, and expenses incurred were generated in the United States of America.

VPCC was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. On January 5, 2022 (the “Closing Date”), VPCC completed a business combination (the “Business Combination”) pursuant to the Agreement and Plan of Merger, dated as of June 7, 2021 (the “Merger Agreement”), by and among VPCC, Bear Merger Company I, Inc., Bear Merger Company II, LLC, and pre-Business Combination Dave Inc. (“Legacy Dave”). On the Closing Date, VPCC was renamed Dave Inc. and its shares began trading on The Nasdaq Stock Market LLC (“Nasdaq”) under the ticker symbol “DAVE.” The Company’s public warrants also trade on Nasdaq under the ticker symbol “DAVEW”.

Unless the context otherwise requires, the information below pertains to Legacy Dave, the pre-Business Combination operating company that existed prior to the Business Combination which closed on the Closing Date, and in such context, the terms “the Company” or “Dave” refers to such pre-combination company. Please refer to Note 20 Subsequent Events for further discussion of the Business Combination.

Dave’s Personal Financial Management Service

Dave’s personal financial management service enables Members to monitor their bank account balances to avoid overdraft fees and build budgets to assist in short-term financial planning. When a Member signs up for the Company’s mobile application, Dave connects to the Member’s checking account and then monitors and analyzes the Member’s typical spending and saving behavior. Based on this analysis, Dave identifies upcoming expenses, such as a car or rent payment, and likely future spending based on historical spending habits that enables Members to more effectively manage their finances. The Members are charged a $1 monthly fee for this software monitoring service. Revenue from Dave’s personal financial management service are included in service based revenue, net in the consolidated statement of operations.

Dave’s Advance Service (Extra Cash)

Many of Dave’s Members are at risk of having liquidity shortfalls before they receive their next paycheck. To help these Members avoid incurring overdraft fees, Dave offers them the ability to obtain a non-recourse cash advance of up to $250 (an “Advance”).

Members need not pay a fee to obtain an Advance, as Members can always obtain Advances via automated clearing house (“ACH”) payment for free, which generally arrive within three business days. However, many Members choose to pay an optional instant transfer fee to obtain the Advance within eight hours. Members may also choose to pay a voluntary tip to compensate the Company for use of its Advance service. Revenue from Dave’s advance service are included in service based revenue, net in the consolidated statement of operations.

Dave’s Job Portal Service

As an additional tool to help prevent overdrafting and improve cash flow, Dave helps connect Members to open local jobs. Dave’s job portal service, referred to as “Side Hustle,” enables Members to view potential opportunities for supplemental work, primarily in flexible, part-time roles. Side Hustle allows Members to submit applications to a repository of job openings with various partner companies, which include various ride share platforms and food delivery companies. Dave generates referral fees from partner companies for facilitating contacts between them and the Dave’s Members. Revenue from Dave’s job portal service are included in service based revenue, net in the consolidated statement of operations.

Dave’s Checking Product

Dave offers a free, no minimum, no overdraft-fee mobile checking account to its Members in partnership with a federally insured banking institution. Members can fund their accounts with direct deposit from their payroll or make manual cash and electronic deposits, spend via a debit card, access ATMs and transfer funds between accounts at other banks and to third parties online, all through Dave’s mobile application.

Dave Inc.

Notes to the Consolidated Financial Statements

Other features include automated budgeting, advances, access to the Company’s exclusive job board, and the ability to build credit with on-time rent payments. Revenue from Dave’s checking product are included in transaction based revenue, net in the consolidated statement of operations.

Basis of Presentation

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and a variable interest entity (“VIE”). All intercompany transactions and balances have been eliminated upon consolidation.

In accordance with the provisions of Accounting Standards Codification (“ASC”) 810, Consolidation, the Company consolidates any VIE of which the Company is the primary beneficiary. The typical condition for a controlling financial interest ownership is holding a majority of the voting interests of an entity; however, a controlling financial interest may also exist in entities, such as VIEs, through arrangements that do not involve controlling voting interests. ASC 810 requires a variable interest holder to consolidate a VIE if that party has the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and the obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE. The Company does not consolidate a VIE in which it has a majority ownership interest when it is not considered the primary beneficiary. The Company evaluates its relationships with its VIEs on an ongoing basis to ensure that the Company continues to be the primary beneficiary.

Retroactive Application of Reverse Recapitalization

The Business Combination is accounted for as a reverse recapitalization of equity structure. Pursuant to U.S. GAAP, the Company recasts its Consolidated Statements of Stockholders’ Equity from January 1, 2020 to the Closing Date, the total stockholder’s equity (deficit) within the Company’s Consolidated Balance Sheets as of December 31, 2021 and 2020 and the weighted average outstanding shares basic and diluted for the years ended December 31, 2021 and 2020 by applying the recapitalization retroactively.

In addition, the Company recasts the stock class and issued and outstanding number of shares, exercise prices of options and warrants for each balance sheet period presented in these Condensed Consolidated Financial Statements and the accompanying notes. Please refer to Note 20 Subsequent Events for further discussion of the Business Combination.

Retroactive Application of Reverse Recapitalization to the Condensed Consolidated Statements of Stockholders’ Equity

Pursuant to the terms of the Business Combination Agreement, as part of the Business Combination, all of the issued and outstanding Series A preferred stock of Legacy Dave were automatically converted into Legacy Dave common stock at a 1:1 ratio and Series B-1 and Series B-2 convertible preferred stock of Legacy Dave were automatically converted into Legacy Dave common stock at a 1:1.033076 ratio, which were all converted again, along with all other issued and outstanding common stock of Legacy Dave, into shares of the Company’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”) and Class V common stock, par value per share $0.0001 (“Class V Common Stock”), at an exchange ratio of 1.354387513 (the “Exchange Ratio”). Additionally, each of the Company’s stock options that were outstanding immediately prior to the closing of the Business Combination remained outstanding and converted into stock options for Class A Common Stock and Class V Common Stock equal to the number of Legacy Dave’s common stock, subject to such stock options multiplied by the Exchange Ratio at an exercise price per share equal to the current exercise price per share for such stock options divided by the Exchange Ratio.

Retroactive Application of Reverse Recapitalization to the Condensed Consolidated Statements of Operations

Furthermore, based on the retroactive application of the reverse recapitalization to the Company’s Condensed Consolidated Statements of Stockholders’ Equity, the Company recalculated the weighted average shares for the years ended December 31, 2021 and 2020. The basic and diluted weighted-average Legacy Dave common stock were retroactively converted to Class A Common Stock and Class V Common Stock using the Exchange Ratio to conform to the recast period.

Retroactive Application of Reverse Recapitalization to the Condensed Consolidated Balance Sheets

Finally, to conform to the retroactive application of recapitalization to the Company’s Condensed Consolidated Statements of Stockholders’ Equity, the Company reclassified the $9,881 carrying value of Legacy Dave Series A convertible preferred stock, the $49,675 carrying value of Legacy Dave Series B-1 convertible preferred stock, and the $12,617 carrying value of Legacy Dave Series B-2 convertible preferred stock to additional paid-in capital (“APIC”), less amounts attributable to the par value of the Class A Common Stock as recast, as of December 31, 2021 and 2020.

Variable Interest Entities

The Company is considered the primary beneficiary of Dave OD Funding I, LLC (“Dave OD”), as it has the power over the activities that most significantly impact the economic performance of Dave OD and has the obligation to absorb expected losses and the right to receive expected benefits that could be significant, in accordance with accounting guidance. As a result, the Company consolidated Dave OD and all intercompany accounts have been eliminated. The carrying value of Dave OD’s assets and liabilities, after elimination of any intercompany transactions and balances, in the consolidated balance sheet as of December 31, 2021, are as follows:

Assets
Cash and cash equivalents	$26,239
Member advances, net of allowance for unrecoverable advances of $1,315 as of December 31, 2021	35,835
Debt and credit facility commitment fee, current	470
Debt facility commitment fee, long-term	131

Total assets	$62,675

Liabilities
Accounts payable	$411
Debt facility	35,000
Credit facility	20,000
Other current liability	400
Warrant liability	3,726

Total liabilities	$59,537

The assets of Dave OD are not restricted and its creditors have full recourse against the Company for its liabilities. Dave OD had no activity during the year ended December 31, 2020.

Dave Inc.

Notes to the Consolidated Financial Statements

COVID-19 Impact

There are many uncertainties regarding the current global pandemic involving a novel strain of coronavirus (“COVID-19”), and the Company continues to closely monitor the impact of the pandemic on all aspects of its business, including how it has and may in the future impact its Members, employees, suppliers, vendors, and business partners. The duration and magnitude of the continuing effects of COVID-19 on the Company’s Members remain uncertain and dependent on various factors, including the continued severity and transmission rate of the virus, new variants of the virus, the nature of and duration for which preventative measures remain in place, the extent and effectiveness of containment and mitigation efforts, including vaccination programs, and the type of stimulus measures and other policy responses that the U.S. government may further adopt.

Beginning in March 2020, the Company’s business and operations were disrupted by the conditions caused by COVID-19, which adversely affected Members’ spending levels and disposable income. Governmental actions such as the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) helped mitigate the effects of COVID-19 on the Company’s Members. In particular, stimulus funds and incremental unemployment benefits provided under the CARES Act created additional financial support for the Company’s Members; however, the overall economic conditions potentially increase Members’ credit risk. The Company expects to continue to assess the evolving impact of the COVID-19 pandemic and intends to make adjustments to its responses accordingly.

Note 2 Restatement of Previously-Issued Financial Statements

In connection with the preparation of the Company’s June 30, 2022 unaudited condensed consolidated financial statements, management became aware of a classification error in the consolidated statements of cash flows for the years ended December 31, 2021 and 2020. Based on the internal investigation, the audit committee and management became aware of the error on the classification of the cash flows related to the disbursements and collections of the Member advances.

The Company previously presented cash flow from Member advances, which includes disbursements, collections and service revenues, as operating activities. The Company identified that the disbursements and collections of Member advances should be part of investing activities while revenues are part of operating activities. The Company corrected this error by reclassifying the net disbursements and collections portion of the cash flows to investing activities under “Net disbursements and collections of Member advances” in the Consolidated Statements of Cash Flows. The Company also updated the financial line item for the service revenue portion from “Member advances” in operating activities to “Member advances, service revenue”. This error only impacts the consolidated statements of cash flows.

The following table presents the impact of this error correction in the Consolidated Statements of Cash Flows as of and for the years ended December 31, 2021 and 2020, is as follows (in thousands):

	As Reported		Adjustment		As Restated
	For the Year Ended December 31,		For the Year Ended December 31,		For the Year Ended December 31,
	2021	2020	2021	2020	2021	2020
Operating activities
Member advances, service revenue	$(42,443)	$(35,240)	$40,163	$30,886	$(2,280)	$(4,354)
Net cash (used in) provided by operating activities	$(40,704)	$(9,146)	$40,163	$30,886	$(541)	$21,740
Investing activities
Net disbursements and collections of Member advances	$—	$—	$(40,163)	$(30,886)	$(40,163)	$(30,886)
Net cash provided by (used in) investing activities	$2,961	$3,422	$(40,163)	$(30,886)	$(37,202)	$(27,464)

Note 3 Significant Accounting Policies

Use of Estimates

The preparation of these consolidated financial statements requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the consolidated financial statements, as well as the reported revenues and expenses incurred during the reporting periods. The Company’s estimates are based on its historical experience and on various other factors that the Company believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. The Company’s critical accounting estimates and assumptions are evaluated on an ongoing basis including those related to the: (i) allowance for unrecoverable advances; (ii) realization of tax assets and estimates of tax liabilities; (iii) valuation of equity securities; (iv) fair value of derivatives; and (v) valuation of note payable and warrant liabilities. Actual results may differ from these estimates under different assumptions or conditions.

Revenue Recognition

Service Based Revenue, Net:

Service based revenue, net primarily consists of tips, express processing fees, and subscriptions charged to Members, net of processor costs associated with advance disbursements. Member advances are treated as financial receivables under ASC 310 Receivables (“ASC 310”).

The Company encourages but does not contractually require its Members who receive a cash advance to leave a discretionary tip. The Company treats tips as an adjustment of yield to the advances and are recognized over the average term of advances.

Express processing fees apply when a Member requests an expedited cash advance. At the Member’s election, the Company expedites the funding of advance funds within eight hours, as opposed to the customary three business days, of the advance request. Express processing fees are nonrefundable loan origination fees and are recognized as revenues over the expected contractual term of the advance.

Costs incurred by the Company to fund cash advances are treated as direct loan origination costs. These direct loan origination costs are netted against advance-related income over the expected contractual term of the advance. Direct origination costs recognized as a reduction of advance-related income during the years ended December 31, 2021 and 2020, was $3.8 million and $3.6 million, respectively.

The Company accounts for subscriptions in accordance with ASC 606, Revenue from Contracts with Customers (“ASC 606”). Under ASC 606, the Company must identify the contract with a Member, identify the performance obligations in the contract, determine the transaction price, allocate the transaction price

Dave Inc.

Notes to the Consolidated Financial Statements

to the performance obligations in the contract, and recognize revenue when (or as) the Company satisfies the performance obligations. The Company’s primary sources of revenue are derived from fees earned on advances, and other financial instruments that are not within the scope of ASC 606. The Company has evaluated the nature of its contracts with Members and determined that further disaggregation of revenue from contracts with Members into categories beyond what is presented in the consolidated statements of operations was not necessary. For revenue sources that are within the scope of Topic 606, the Company fully satisfies its performance obligations and recognizes revenue in the period it is earned as services are rendered. Transaction prices are typically fixed, charged on a periodic basis or based on activity. Because performance obligations are satisfied as services are rendered and the transaction prices are fixed, there is little judgment involved in applying ASC 606 that significantly affects the determination of the amount and timing of revenue from contracts with the Company’s Members. Sources of revenue from contracts with Members that are in the scope of ASC 606 include subscription fees, lead generation fees and reward program fees.

Subscription fees of $1 are received on a monthly basis from Members who subscribe to the Company’s application. The Company continually fulfills its obligation to each Member over the subscription term. The series of distinct services represents a single performance obligation that is satisfied over time. The Company recognizes revenue ratably as the Member receives and consumes the benefits of the platform throughout the contract period.

Price concessions granted to Members who have insufficient funds when subscription fees are due are forms of variable consideration under the Company’s contracts with Members. For price concessions, the Company has elected, as an accounting policy, to account for price concessions for the month at the end of the reporting month based on the actual amount of concessions granted as the impact.

Service based revenue also consists of lead generation fees from the Company’s Side Hustle advertising partners. The Company is entitled to receive these lead generation fees when Members of the application sign up for jobs with the Company’s various partners. Lead generation contracts contain a single performance obligation. Lead generation revenue is recognized at a point in time upon satisfaction and completion of the single performance obligation. The Company also receives cash monthly as part of a rewards program for those Dave debit card Members who choose to spend funds with selected vendors. The cash received by the Company is recorded as unearned revenue and recognized as revenue as the subscription credits are earned by the Members.

Transaction Based Revenue, Net:

Transaction based revenue, net primarily consists of interchange and ATM revenues from Dave’s Checking Product, net of ATM-related fees, and are recognized at the point in time the transactions occur, as the performance obligation is satisfied. ATM-related fees recognized as a reduction of transaction based revenue during the years ended December 31, 2021 and 2020, was $0.8 million and $0.07 million, respectively.

Processing and Servicing Fees

Processor fees consist of fees paid to the Company’s processors for the recovery of advances, tips, processing fees, and subscriptions. These expenses also include fees paid for services to connect Member’s bank accounts to the Company’s application. Except for processing and service fees associated with advance disbursements, which are recorded net against revenue, all other processing and service fees are expensed as incurred.

Cash and Cash Equivalents

The Company classifies all highly liquid instruments with an original maturity of three months or less as cash equivalents.

Dave Inc.

Notes to the Consolidated Financial Statements

Restricted Cash

Restricted cash primarily represents cash held at financial institutions that is pledged as collateral for specific accounts that may become overdrawn.

Marketable Securities

Marketable securities consist of a money market mutual fund. The fair value of marketable securities is determined by quoted prices in active markets and changes in fair value are recorded in other (income) expense in the consolidated statements of operations.

Member Advances

Member advances include non-recourse cash advances, fees, and tips net of certain direct origination costs and allowance for unrecoverable advances. Management’s intent is to hold advances until maturity or payoff. Members’ cash advances are treated as financial receivables under ASC 310.

Advances to Members are not interest-bearing. The Company recognizes these advances at the advanced amount and does not use discounting techniques to determine present value of advances due to their short-term average maturity. The consequent discount impact under the imputed interest rate method does not result in a significant impact to the consolidated financial statements.

The Company does not provide modifications to advances.

Allowance for Unrecoverable Advances

The Company maintains an allowance for unrecoverable advances at a level estimated to be adequate to absorb credit losses inherent in the outstanding Member advances. Management currently estimates the allowance balance required using historical loss and collections experience, and, if relevant, the nature and volume of the portfolio, economic conditions, and other factors. Interpretations of the nature and volume of the portfolio and projections of future economic conditions involve a high degree of subjectivity. Changes to the allowance have a direct impact on the provision for unrecoverable advances in the consolidated statements of operations.

The Company considers advances over 120 days past due or which become uncollectible based on information available to the Company as impaired. All impaired advances are deemed uncollectible and subsequently written-off and are a direct reduction to the allowance for unrecoverable advances. Subsequent recoveries of Member advances written-off, if any, are recorded as a reduction to Member advances when collected, resulting in a reduction to the allowance for unrecoverable advances and a corresponding reduction to the provision for unrecoverable advances expense in the consolidated statements of operations.

Internally Developed Software

Internally developed software is capitalized when preliminary development efforts are successfully completed, management has authorized and committed project funding, it is probable that the project will be completed, and the software will be used as intended. Capitalized costs consist of salaries and other compensation costs for employees incurred for time spent on upgrades and enhancements to add functionality to the software and fees paid to third-party consultants who are directly involved in development efforts. These capitalized costs are included on the consolidated balance sheets as intangible assets, net. Other costs are expensed as incurred and included within other operating expenses in the consolidated statements of operations. Capitalized costs for the years ended December 31, 2021 and 2020, were approximately $6.1 million and $4.0 million, respectively.

Amortization of internally developed software commences when the software is ready for its intended use (i.e., after all substantial testing is complete). Internally developed software is amortized over its estimated useful life of 3 years.

Dave Inc.

Notes to the Consolidated Financial Statements

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Property and equipment are recorded at cost and depreciated over the estimated useful lives ranging from 3 to 7 years using the straight-line method. Maintenance and repair costs are charged to operations as incurred and included within other operating expenses in the consolidated statements of operations.

Impairment of Long-Lived Assets

The Company assesses the impairment of long-lived assets, primarily property and equipment and amortizable intangible assets, whenever events or changes in business circumstances indicate that carrying amounts of the assets may not be fully recoverable. If the sum of the expected undiscounted future cash flows from an asset is less than the carrying amount of the asset, the Company estimates the fair value of the assets. The Company measures the loss as the amount by which the carrying amount exceeds its fair value calculated using the present value of estimated net future cash flows.

Fair Value of Financial Instruments

ASC 820, Fair Value Measurement (“ASC 820”), provides a single definition of fair value and a common framework for measuring fair value as well as disclosure requirements for fair value measurements used in the consolidated financial statements. Under ASC 820, fair value is determined based upon the exit price that would be received by a company to sell an asset or paid by a company to transfer a liability in an orderly transaction between market participants, exclusive of any transaction costs. Fair value measurements are determined by either the principal market or the most advantageous market. The principal market is the market with the greatest level of activity and volume for the asset or liability. Absent a principal market to measure fair value, the Company uses the most advantageous market, which is the market from which the Company would receive the highest selling price for the asset or pay the lowest price to settle the liability, after considering transaction costs. However, when using the most advantageous market, transaction costs are only considered to determine which market is the most advantageous and these costs are then excluded when applying a fair value measurement. ASC 820 creates a three-level hierarchy to prioritize the inputs used in the valuation techniques to derive fair values. The basis for fair value measurements for each level within the hierarchy is described below, with Level 1 having the highest priority and Level 3 having the lowest.

Level 1—Quoted prices in active markets for identical assets or liabilities.

Level 2—Observable inputs other than Level 1 quoted prices, such as quoted prices for similar assets and liabilities in active markets, quoted prices in markets that are not active for identical or similar assets and liabilities, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3—Valuations are based on inputs that are unobservable and significant to the overall fair value measurement of the assets or liabilities. Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

Dave Inc.

Notes to the Consolidated Financial Statements

Following are the major categories of assets and liabilities measured at fair value on a recurring basis as of December 31, 2021 and 2020, using quoted prices in active markets for identical assets (Level 1), significant other observable inputs (Level 2), and significant unobservable inputs (Level 3) (in thousands):

December 31, 2021	Level 1	Level 2	Level 3	Total
Assets
Marketable securities	$8,226	$—	$—	$8,226
Derivative asset on loans to stockholders	—	—	35,253	35,253

Total assets	$8,226	$—	$35,253	$43,479

Liabilities
Warrant liability	$—	$—	$3,726	$3,726
Note payable	—	—	15,051	15,051

Total liabilities	$—	$—	$18,777	$18,777

December 31, 2020	Level 1	Level 2	Level 3	Total
Assets
Marketable securities	$17,666	$—	$—	$17,666
Derivative asset on loans to stockholders	—	—	457	457

Total assets	$17,666	$—	$457	$18,123

The Company had no assets and liabilities measured at fair value on a non-recurring basis as of December 31, 2021 and 2020.

The Company also has financial instruments not measured at fair value. The Company has evaluated cash and cash equivalents, Member advances, restricted cash, accounts payable, and accrued expenses, and believes the carrying value approximates the fair value due to the short-term nature of these balances. The fair value of the credit facility, debt facility, convertible debt, and line of credit approximate their carrying values.

Marketable Securities:

The Company evaluated the quoted market prices in active markets for its marketable securities and has classified its securities as Level 1. The Company’s investments in marketable securities are exposed to price fluctuations. The fair value measurements for the securities are based upon the quoted prices of similar items in active markets multiplied by the number of securities owned.

Derivatives:

Derivative Asset Related to Loans to Stockholders

In relation to certain loans to stockholders, the Company purchased call options which grant the Company the right to acquire a fixed number of the Class A Common Stock, held by such stockholders over the exercise period (four years). However, the exercise price per share is not fixed. The approximate $2.4166 exercise price per share increases by a nominal amount of approximately $0.004 for each month that lapses from the call option issuance date. As of December 31, 2021, the exercise price per share was approximately $2.5281. The Company understands that this variability in the exercise price of the call option is tied to the passage of time, which is not an input to the fair value of the Company’s shares per ASC 815. Therefore, the Company does not believe the call option meets the scope exception under ASC 815. As the scope exception is not met, the call option is accounted for as a derivative instrument. Accordingly, the call option is measured at fair value and presented as a derivative asset on loans to stockholders on the Company’s consolidated balance sheets. Interest earned on the non-recourse promissory notes will be reported as interest income and changes in the fair value of the call option will be reported as other income or expense in the period incurred. The call option is measured at fair value at the end of each reporting period with change in fair value recorded in earnings. In January 2022, the Company exercised the call options. Please refer to Note 20 Subsequent Events for details.

Dave Inc.

Notes to the Consolidated Financial Statements

A roll-forward of the Level 3 derivative asset on loans to stockholders is as follows (in thousands):

Opening value at January 1, 2020	$457
Change in fair value during the year	—

Ending value at December 31, 2020	457
Amendment to loan to stockholder	5
Change in fair value during the year	34,791

Ending value at December 31, 2021	$35,253

For the year ended December 31, 2021, the Company used a probability-weighted expected return method (“PWERM”) to weight the indicated call options value determined under the binomial option pricing model to determine the fair value of the call options. The increase in the fair value of the derivative asset on loans to stockholders for the year ended December 31, 2021, was primarily due to the increase in the fair value of Common Stock due to the Company’s progress towards completing the SPAC merger. The following table presents the assumptions used to value the call options for the year ended December 31, 2021:

Expected volatility	57.0%
Risk-free interest rate	0.1 -0.6%
Remaining term	0.0 - 1.5 Years

For the year ended December 31, 2020, the Company used a binomial option pricing model to determine the fair value of the call option. The following table presents the assumptions used to value the call options for the year ended December 31 2020:

Expected volatility	61.5%
Risk-free interest rate	0.2%
Remaining term	3.0 Years

Warrant Liability Related to Debt Facility:

As discussed further in Note 12 Debt and Credit Facility, in January 2021, contemporaneously with the execution of a debt facility, the Company issued warrants that met the definition of a derivative under ASC 815. This warrant liability was initially recorded as a liability measured at the estimated fair value, with the offsetting entry recorded as a loan commitment fees asset. The derivative liability was subsequently recorded at fair value at each reporting period, with changes in fair value reflected in earnings. The loss related to the change in fair value of the warrant liability in the year ended December 31, 2021, was $3.6 million, which is presented within changes in fair value of warrant liability in the consolidated statements of operations.

A roll-forward of the Level 3 warrant liability is as follows (in thousands):

Opening value at January 1, 2021	$—
Initial fair value at the original issuance date	106
Change in fair value during the year	3,620

Ending value at December 31, 2021	$3,726

The Company used a PWERM to weight the indicated warrant liability value determined under the binomial option pricing model to determine the fair value of the warrant liability. The following table presents the assumptions used to value the warrant liability for the period year ended December 31, 2021:

Expected volatility	57.0%
Risk-free interest rate	0.1 - 0.6%
Remaining term	0.0 - 1.5 Years

Note Payable:

As discussed in Note 11 Note Payable, the Company has elected to measure the note payable at fair value using the fair value option of ASC 825-10. The Company identified an embedded derivative related to a convertible feature in its promissory note and in accordance with ASC 815-15-25-1 criterion (b), since the Company has elected to apply the fair value option to the debt embedded features will not be separated from the debt host. The note payable is carried on the Company’s consolidated balance sheet as a current liability estimated at fair value with changes in fair value reflected in earnings. The loss related to the change in fair value of the promissory note for the year ended December 31, 2021 was $0.1 million, which is presented within interest expense in the consolidated statements of operations.

Dave Inc.

Notes to the Consolidated Financial Statements

A roll-forward of the Level 3 promissory note is as follows (in thousands):

Opening value at January 1, 2021	$—
Initial fair value at the original issuance date	106
Change in fair value during the year	3,620

Ending value at December 31, 2021	$3,726

Expected volatility	57.0%
Risk-free interest rate	0.1 - 0.6%
Remaining term	0.0 - 1.5 Years

Opening value at January 1, 2021	$—
Fair value at issuance	14,608
Change in fair value during the year	443

Ending value at December 31, 2021	$15,051

The Company used a market yield approach to determine the fair value of the promissory note. The market yield assumption used to estimate the fair value of the promissory note as of December 31, 2021, was 3.60%.

There were no other assets or liabilities that were required to be measured at fair value on a recurring basis as of December 31, 2021 and 2020.

Fair Value of Common Stock

The Company is required to estimate the fair value of the common stock underlying the Company’s stock-based awards. The fair value of the common stock underlying the Company’s stock-based awards has been determined, in each case, based on a valuation model as discussed further below, and was approved by the Company’s Board of Directors. The Company’s Board of Directors intends all stock options granted to be exercisable at a price per share not less than the fair value per share of the ordinary share underlying those stock options on the date of grant.

In the absence of a public market for the common stock, the valuation of the common stock has been determined using a market approach, income approach, and subject company transaction method. The allocation of equity value was determined using the option pricing method. The valuation was performed in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Guide, Valuation of Privately Held Company Equity Securities Issued as Compensation.

The Company considered various objective and subjective factors to determine the fair value of the Company’s common stock as of each grant date, including:

•	Historical financial performance;

•	The Company’s business strategy;

•	Industry information, such as external market conditions and trends;

•	Lack of marketability of the Common Stock;

•

Likelihood of achieving a liquidity event, such as an initial public offering, special-purpose acquisition company (“SPAC”) merger, or strategic sale given prevailing market conditions and the nature and history of the Company’s business;

•	Prices, privileges, powers, preferences, and rights of our convertible preferred stock relative to those of the Common Stock;

•	Forecasted cash flow projections for the Company;

•	Illiquidity of stock-based awards involving securities in a private company; and

•	Macroeconomic conditions.

The assumptions underlying these valuations represented management’s best estimate, which involved inherent uncertainties and the application of management’s judgment. The probability of a liquidity event and the derived discount rate are significant assumptions used to estimate the fair value of the common stock. If the Company had used different assumptions or estimates, the fair value of the common stock and the Company’s stock-based compensation expense could have been materially different.

The Company’s estimated fair value of its common stock was $0.724 per share as of August 30, 2020 (“August 2020 Valuation”). The August 2020 Valuation utilized the income and market approaches in estimating the fair value.

Dave Inc.

Notes to the Consolidated Financial Statements

In 2021, the Company’s management team contemplated a SPAC merger (refer to Note 20 Subsequent Events), which was incorporated in a June 7, 2021 valuation that resulted in a fair value for the Company’s common stock of $6.40 per share as of June 7, 2021 (“June 2021 Valuation”). The SPAC Transaction was considered in the subsequent valuation performed as of October 6, 2021, that resulted in a fair value for the Company’s common stock of $7.97 per share (“October 2021 Valuation”). The June 2021 Valuation and the October 2021, Valuation used the hybrid method, wherein a PWERM incorporated an expected near term SPAC exit scenario as well as an option pricing model (“OPM”).

The increase in the fair value of the Company’s common stock between the August 2020 Valuation and the June 2021 Valuation was due to the Company’s progress towards completing the SPAC merger that was not known or knowable at the earlier valuation dates. Similarly, the increase in the fair value of the Company’s common stock between the June 2021 Valuation and the October 2021 Valuation resulted primarily from an increase in the probability of the near term SPAC Transaction closing.

Concentration of Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, principally consist of cash and cash equivalents, restricted cash, Member cash advances, and accounts receivable. The Company’s cash and cash equivalents and restricted cash in excess of the Federal Deposit Insurance Corporation (“FDIC”) insured limits were approximately $31.9 million and $4.6 million at December 31, 2021 and 2020, respectively. The Company’s payment processors also collect cash on the Company’s behalf and will hold these cash balances temporarily until they are settled the next business day. Also, the Company does not believe its marketable securities are exposed to any significant credit risk due to the quality and nature of the securities in which the money is held. Pursuant to the Company’s internal investment policy, investments must be rated A-1/P-1 or better by Standard and Poor’s Rating Service and Moody’s Investors Service at the time of purchase.

No Member individually exceeded 10% or more of the Company’s Member cash advances balances as of December 31, 2021 and 2020.

Leases

ASC 842, Leases (“ASC 842”) requires lessees to recognize most leases on the consolidated balance sheet with a corresponding right-of-use asset. Right-of-use assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Right-of-use assets and lease liabilities are recognized at the lease commencement date based on the estimated present value of fixed lease payments over the lease term. Leases are classified as financing or operating which will drive the expense recognition pattern. Lease payments on short-term leases are recognized as expense on a straight-line basis over the lease term.

The Company leases office space under three separate leases, all of which are considered operating leases. One lease includes the option to renew and the exercise of the renewal option is at the Company’s sole discretion. Options to extend or terminate a lease are considered as part of calculating the lease term to the extent that the option is reasonably certain of exercise. The leases do not include the options to purchase the leased property. The depreciable life of assets and leasehold improvements are limited by the expected lease term. Covenants imposed by the leases include letters of credit required to be obtained by the lessee.

The incremental borrowing rate (“IBR”) represents the rate of interest the Company would expect to pay on a collateralized basis to borrow an amount equal to the lease payments under similar terms. When determinable, the Company uses the rate implicit in the lease to determine the present value of lease payments. As the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at the lease commencement date in determining the present value of lease payments.

Dave Inc.

Notes to the Consolidated Financial Statements

Loans to Stockholders

In 2019, the Company entered into loan, pledge, and option agreements with various employees, who are also stockholders, to provide those employees cash in exchange for non-recourse promissory notes and call options, which allowed the Company to acquire shares held by these stockholders. Following ASC 310, the Company recorded each note as a reduction to shareholders’ equity and will do so until it is repaid, or the associated call option is exercised and the Company reacquires the collateralized shares. Interest earned and accrued on the notes also increases this contra-equity account balance.

Stock-Based Compensation

Stock Option Awards:

ASC 718, Compensation-Stock Compensation (“ASC 718”), requires the estimate of the fair value of all stock-based payments to employees, including grants of stock options, to be recognized in the statement of operations over the requisite service period. Under ASC 718, employee option grants are generally valued at the grant date and those valuations do not change once they have been established. The fair value of each option award is estimated on the grant date using the Black-Scholes Option Pricing Model. As allowed by ASC 718, the Company’s estimate of expected volatility is based on its peer company average volatilities, including industry, stage of life cycle, size, and financial leverage. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant valuation. The Company recognizes forfeitures as they occur.

Restricted Stock Awards:

Restricted stock awards (“RSAs”) are valued on the grant date and the fair value of the RSAs is equal to the estimated fair value of the Company’s common stock on the grant date. This compensation cost is recognized over the requisite service period. When the requisite service period begins prior to the grant date (because the service inception date occurs prior to the grant date), the Company is required to begin recognizing compensation cost before there is a measurement date (i.e., the grant date). The service inception date is the beginning of the requisite service period. If the service inception date precedes the grant date, accrual of compensation cost for periods before the grant date shall be based on the fair value of the award at the reporting date. In the period in which the grant is approved, cumulative compensation cost is adjusted to reflect the cumulative effect of the compensation cost based on fair value at the grant date rather than the service inception date. The Company recognizes forfeitures as they occur.

RSAs Issued to Non-Employees:

The Company issues shares of restricted stock to consultants for various advisory and consulting-related services. The Company recognized this expense, measured as the estimated value of the shares issued, as a component of stock-based compensation expense, presented within compensation and benefits in the consolidated statements of operations.

Advertising Costs

Advertising costs are expensed as incurred. Advertising expense for the years ended December 31, 2021 and 2020, were approximately $45.6 million and $35.9 million, respectively, and is presented within advertising and marketing in the consolidated statements of operations.

Income Taxes

The Company follows ASC 740, Income Taxes (“ASC 740”), which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the consolidated financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more-likely-than-not that the asset will not be realized.

Dave Inc.

Notes to the Consolidated Financial Statements

ASC 740 provides that a tax benefit from an uncertain tax position may be recognized when it is more-likely-than-not that the position will be sustained in a court of last resort, based on the technical merits. If more-likely-than-not, the amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination, including compromise settlements. For tax positions not meeting the more-likely-than-not threshold, no tax benefit is recorded. The Company has estimated approximately $0.5 million and $0.1 million of uncertain tax positions as of December 31, 2021 and 2020, respectively, related to state income taxes. and research tax credits.

The Company’s policy is to recognize interest expense and penalties accrued on any unrecognized tax benefits as a component of income tax expense within the statement of operations. The Company recognized approximately $0.004 million and $0.003 million of interest expense and penalties as a component of income tax expense during the years ended December 31, 2021 and 2020, respectively. There was approximately $0.007 million and $0.003 million of accrued interest expense and penalties as of December 31, 2021 and 2020, respectively.

Segment Information

The Company determines its operating segments based on how its chief operating decision makers manage operations, make operating decisions, and evaluate operating performance. The Company has determined that the Chief Operating Decision Maker (“CODM”) is a joint role shared by the Chief Executive Officer and Chief Financial Officer. Based upon the way the CODM reviews financial information and makes operating decisions and considering that the CODM reviews financial information on a consolidated basis for purposes of allocating resources and evaluating financial performance, the service-based and transaction-based operations constitute a single operating segment and one reportable segment.

Net Loss Per Share Attributable to Stockholders

The Company has two classes of participating securities (Class A Common Stock and Class V Common Stock) issued and outstanding as of December 31, 2021.

Prior to the consummation of the Business Combination, the Company had five classes of participating securities (Series A preferred stock, par value $0.000001 per share (“Series A Preferred Shares”), Series B-1 preferred stock, par value $0.000001 per share (“Series B-1 Preferred Shares”), and Series B-2 preferred stock, par value $0.000001 per share (“Series B-2 Preferred Shares”) and, together with the Series A Preferred Shares and the Series B-1 Preferred Shares, the “Preferred Stock”), unvested Restricted Stock Awards (“RSA”) and early exercised stock options) issued and outstanding as of December 31, 2021 and 2020. The Company used the two-class method to compute net loss per common share, because it had issued multiple classes of participating securities. The two-class method requires earnings for the period to be allocated between multiple classes of participating securities based upon their respective rights to receive distributed and undistributed earnings. Losses are not attributed to participating securities as holders of Preferred Stock, unvested RSAs, and early exercise stock options are not contractually obligated to share in the Company’s losses.

Basic net loss per share attributable to holders of common stock is calculated by dividing net loss attributable to holders of common stock by the weighted-average number of shares outstanding, excluding shares issued in relation to unvested RSAs and vested early exercise stock options funded by non-recourse notes (refer to Note 17 Related-Party Transactions for further details on the Company’s Loans to Stockholders).

Diluted net loss per share attributable to holders of common stock adjusts the basic net loss per share attributable to stockholders and the weighted-average number of shares outstanding for the potentially dilutive impact of stock options, warrants, and restricted stock using the treasury stock method and convertible preferred stock using the as-if-converted method.

Dave Inc.

Notes to the Consolidated Financial Statements

The following table sets forth the computation of the Company’s basic and diluted net loss per share attributable to holders of common stock (in thousands, except share data):

	For the Year Ended December 31,
	2021	2020
Numerator
Net loss	$(19,993)	$(6,957)
Less: noncumulative dividend to convertible preferred stockholders	—	—
Less: undistributed earnings to participating securities	—	—

Net loss attributed to common stockholders—basic	(19,993)	(6,957)
Add: undistributed earnings reallocated to common stockholders	—	—

Net loss attributed to common stockholders—diluted	$(19,993)	$(6,957)
Denominator
Weighted-average shares of common stock—basic	136,575,395	123,230,367
Dilutive effect of equity incentive awards	—	—

Weighted-average shares of common stock—diluted	136,575,395	123,230,367
Net loss per share
Basic	$(0.15)	$(0.06)
Diluted	$(0.15)	$(0.06)

The following potentially dilutive shares were excluded from the computation of diluted net loss per share for the periods presented because including them would have been antidilutive:

	For the Year Ended December 31,
	2021	2020
Equity incentive awards	34,709,104	31,628,791
Convertible preferred stock	203,882,182	203,882,182
Series B-1 warrants	2,254,234	—

Total	240,845,520	235,510,973

Recent Accounting Pronouncements

Recently Issued Accounting Pronouncements Not Yet Adopted:

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 introduced a new credit loss methodology, the Current Expected Credit Losses (“CECL”) methodology, which requires earlier recognition of credit losses, while also providing additional transparency about credit risk. The CECL methodology utilizes a lifetime “expected credit loss” measurement objective for the recognition of credit losses for loans, held-to maturity debt securities, trade receivables and other receivables measured at amortized cost at the time the financial asset is originated or acquired. Subsequent to the issuance of ASU 2016-13, the FASB issued several additional ASUs to clarify implementation guidance, provide narrow-scope improvements and provide additional disclosure guidance. In November 2019, the FASB issued an amendment making this ASU effective for public companies for the fiscal year beginning after December 15, 2019. In February 2020, the FASB issued an amendment providing a description of the measurement process for current expected credit losses. Early adoption is permitted. The Company plans to adopt the standard on January 1, 2023, provided it remains an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended. The Company is currently evaluating the impact of the adoption of this standard on its consolidated financial statements and related disclosures.

Dave Inc.

Notes to the Consolidated Financial Statements

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), as part of its Simplification Initiative to reduce the cost and complexity in accounting for income taxes. The amendments in ASU 2019-12 remove certain exceptions related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. ASU 2019-12 also amends other aspects of the guidance to help simplify and promote consistent application of U.S. GAAP. This ASU is effective for public companies for annual periods beginning after December 15, 2020. Early adoption is permitted. The Company plans to adopt the standard on January 1, 2022, provided it remains an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended. The Company is currently evaluating the impact of the adoption of this standard on its consolidated financial statements and related disclosures.

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides optional guidance for accounting for contracts, hedging relationships, and other transactions affected by reference rate reform, if certain criteria are met. The provisions of this standard are available for election for all companies through December 31, 2022. The Company is currently evaluating the impact of the adoption of this standard on its consolidated financial statements and related disclosures.

In August 2020, the FASB issued ASU 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”). The guidance in ASU 2020-06 simplifies the accounting for convertible debt and convertible preferred stock by removing the requirements to separately present certain conversion features in equity. In addition, the amendments in the ASU 2020-06 also simplify the guidance in ASC Subtopic 815-40, Derivatives and Hedging: Contracts in Entity’s Own Equity, by removing certain criteria that must be satisfied in order to classify a contract as equity, which is expected to decrease the number of freestanding instruments and embedded derivatives accounted for as assets or liabilities. Finally, the amendments revise the guidance on calculating earnings per share, requiring use of the if-converted method for all convertible instruments and rescinding an entity’s ability to rebut the presumption of share settlement for instruments that may be settled in cash or other assets. The amendments in ASU 2020-06 are effective for public companies for fiscal years beginning after December 15, 2021. Early adoption is permitted. The guidance must be adopted as of the beginning of the fiscal year of adoption. The Company is currently evaluating the impact of the adoption of this standard on its consolidated financial statements and related disclosures.

In May 2021, the FASB issued ASU 2021-04, Earnings Per Share (Topic 260), Debt-Modifications and Extinguishments (Subtopic 470-50), Compensation-Stock Compensation (Topic 718), and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40), which addresses issuer’s accounting for certain modifications or exchanges of freestanding equity-classified written call options. The amendments in this update are effective for all companies for annual periods beginning after December 15, 2021. The new standard will be effective for the Company on January 1, 2022. Early adoption is permitted. The Company is currently evaluating the impact of the adoption of this standard on its consolidated financial statements and related disclosures.

Recently Adopted Accounting Pronouncements:

In October 2020, the FASB issued ASU 2020-10, Codification Improvements (“Codification”). The update provides incremental improvements on various topics in the Codification to provide clarification, correct errors in, and simplification on a variety of topics. Among other things, the guidance includes presentation disclosures for the amount of income tax expense or benefit related to other comprehensive income. The amendments are effective for public entities in fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. Early adoption is permitted. The Company adopted the standard effective January 1, 2021. The Company has evaluated the effect that the updated standard had on its internal processes, consolidated financial statements, and related disclosures, and has determined that the adoption did not have a significant impact on its consolidated financial statements and related disclosures.

Dave Inc.

Notes to the Consolidated Financial Statements

Note 4 Marketable Securities

Below is a detail of marketable securities (in thousands):

	December 31, 2021	December 31, 2020
Marketable securities	$8,226	$17,666

Total	$8,226	$17,666

The Company’s marketable securities consisted of a money market mutual fund. At December 31, 2021 and 2020, the fund’s money market instruments were comprised of primarily certificates of deposit and financial company/asset backed commercial paper. At December 31, 2021 and 2020, the investment portfolio had a weighted-average maturity of 46 days. The fund is publicly traded with a ticker symbol SPPXX and the money market instruments were measured at fair market value at December 31, 2021 and 2020. Proceeds from sales and purchases of marketable securities during the year ended December 31, 2021, were approximately $9.4 million and $0.005 million, respectively. Proceeds from sales and purchases of marketable securities during the year ended December 31, 2020, were approximately $7.8 million and $0.1 million, respectively. The amount of loss recorded in connection with the investment in marketable securities for the year ended December 31, 2021, was approximately $0.001 million and was recorded as a component of interest expense in the consolidated statements of operations. The amount of gain recorded in connection with the investment in marketable securities for the year ended December 31, 2020, was approximately $0.003 million and was recorded as a component of interest income in the consolidated statements of operations.

Note 5 Member Cash Advances, Net

Below is a detail of Member cash advances, net as of December 31, 2021 (in thousands):

Days From Origination	Gross Member Advances	Allowance for Unrecoverable Advances	Member Advances, Net
1-10	$39,910	$(1,313)	$38,597
11-30	8,111	(2,084)	6,027
31-60	4,781	(2,652)	2,129
61-90	3,986	(2,735)	1,251
91-120	4,220	(3,211)	1,009

Total	$61,008	$(11,995)	$49,013

Below is a detail of Member cash advances, net as of December 31, 2020 (in thousands):

Days From Origination	Gross Member Advances	Allowance for Unrecoverable Advances	Member Advances, Net
1-10	$27,948	$(1,367)	$26,581
11-30	8,380	(1,205)	7,175
31-60	5,489	(3,009)	2,480
61-90	6,088	(4,284)	1,804
91-120	3,419	(2,715)	704

Total	$51,324	$(12,580)	$38,744

Dave Inc.

Notes to the Consolidated Financial Statements

Member advances, net, represent outstanding advances, tips, and processing fees, net of direct origination costs, less an allowance for unrecoverable advances.

The roll-forward of the allowance for unrecoverable advances is as follows (in thousands):

Opening allowance balance at January 1, 2020	$9,355
Plus: provision for unrecoverable advances	25,539
Less: amounts written-off	(22,314)

Ending allowance balance at December 31, 2020	$12,580

Plus: provision for unrecoverable advances	32,174
Less: amounts written-off	(32,759)

Ending allowance balance at December 31, 2021	$11,995

Note 6 Property and Equipment, Net

Property and equipment, net consisted of the following (in thousands):

	December 31, 2021	December 31, 2020
Computer equipment	$664	$289
Leasehold improvements	384	427
Furniture and fixtures	14	14

Total property and equipment	1,062	730
Less: accumulated depreciation	(377)	(214)

Property and equipment, net	$685	$516

Depreciation expense for the years ended December 31, 2021 and 2020, was approximately $0.2 million and $0.1 million, respectively. As of December 31, 2021 and 2020, the Company had outstanding commitments for the purchase of property and equipment totaling approximately $0.03 million and $0.007 million, respectively.

Note 7 Intangible Assets, Net

The Company’s Intangible assets, net consisted of the following (in thousands):

		December 31, 2021			December 31, 2020
	Weighted Average Useful Lives	Gross Carrying Value	Accumulated Amortization	Net Book Value	Gross Carrying Value	Accumulated Amortization	Net Book Value
Internally developed software	3.0 Years	$13,109	$(5,342)	$7,767	$7,002	$(2,587)	$4,415
Domain name	15.0 Years	121	(39)	82	121	(31)	90

Intangible assets, net		$13,230	$(5,381)	$7,849	$7,123	$(2,618)	$4,505

Dave Inc.

Notes to the Consolidated Financial Statements

The future estimated amortization expenses as of December 31, 2021, were as follows (in thousands):

2022	$3,658
2023	2,851
2024	1,282
2025	8
2026	8
Thereafter	42

Total future amortization	$7,849

Amortization expense for the years ended December 31, 2021 and 2020, was approximately $2.8 million and $1.6 million, respectively. No impairment charges were recognized related to long-lived assets for the years ended December 31, 2021 and 2020.

Note 8 Accrued Expenses

The Company’s Accrued expenses consisted of the following (dollars in thousands):

	December 31, 2021	December 31, 2020
Accrued charitable contributions	$7,164	$3,364
Accrued compensation	1,522	875
Sales tax payable	1,208	991
Accrued professional and program fees	2,163	94
Other	988	—

Total	$13,045	$5,324

Accrued charitable contributions include amounts the Company has pledged related to charitable tree and meal donations. The Company uses a portion of tips received to make a charitable cash donation to third parties who use the funds to plant trees or provide meals to those in need. For the years ended December 31, 2021 and 2020, the Company pledged approximately $4.7 million and $3.8 million related to charitable donations, respectively. These costs are expensed as incurred and are presented within other general and administrative expenses in the consolidated statements of operations.

Accrued compensation includes accrued bonuses, accrued vacation, and employer Social Security payroll taxes deferred under the CARES Act. Other accrued expenses include amounts owed related to Dave’s Checking Product.

Note 9 Convertible Debt, Net

2019 Convertible Notes:

In 2019, the Company issued convertible promissory notes in an aggregate principal amount of approximately $0.7 million (the “2019 Convertible Notes”). The interest rate is 1.69% per annum, computed as simple interest and will accrue and be payable with each installment of principal. The 2019 Convertible Notes and accrued interest are due in full upon maturity, which is 36 months (2022) from the respective issuance dates. Issuance costs related to this transaction were not significant.

The 2019 Convertible Notes contained an embedded feature whereby the principal and interest are convertible into shares of Class A Common Stock or a sub-class of Preferred Stock at the holder’s option if a qualified equity transaction were to take place (“2019 Optional Conversion upon a Qualified Financing”). A qualified equity transaction is defined as a financing transaction that raises at least $40.0 million through the issuance of common or preferred shares. The Company determined that this embedded feature was, in substance, a put option settleable in a variable number of shares. However, it was determined that separate accounting under ASC 815 was not required because the put option was

Dave Inc.

Notes to the Consolidated Financial Statements

“clearly and closely related” to the host contract, as there was no significant discount or premium upon conversion. Therefore, the 2019 Convertible Notes and their embedded features were recorded as a single debt instrument. Additionally, the 2019 Convertible Notes contained a contingent beneficial conversion feature; however, the accounting for such feature is not recognized until the contingency associated with it is subsequently resolved.

As of December 31, 2021, no conversions of the 2019 Convertible Notes had occurred nor has the contingency associated with the beneficial conversion feature been resolved. The total outstanding principal and accrued interest balance is presented within convertible debt, current on the consolidated balance sheets.

Contractual interest expense on the 2019 Convertible Notes for the years ended December 31, 2021 and 2020, was $0.001 million, respectively, and are included in Interest expense within the consolidated statements of operations. The effective interest rate on the 2019 Convertible Notes was 1.7%.

In January 2022, the 2019 Convertible Notes were converted into shares of Class A Common Stock. Please refer to Note 20 Subsequent Events for details.

Note 10 Line of Credit

In November 2017, the Company entered into a line of credit agreement with UBS (the “UBS Agreement”). Issuance costs related to this transaction were not significant. There is no stated maturity date, there are no financial covenants and the amount of line of credit is solely dependent upon the total amount of assets the Company holds with UBS at any given point. During 2021, the Company repaid $3.9 million and the UBS Agreement was terminated in March 2021. As of December 31, 2020, the Company had an outstanding balance of $3.9 million, which included $0.01 million of accrued interest. The interest incurred related to this borrowing is included in Interest expense within the consolidated statement of operations.

Note 11 Note Payable

In August 2021, VPCC entered into an amendment to the private investment in public equity (“PIPE”) subscription agreement (“PIPE Amendment”) it previously entered into with Alameda Research Ventures LLC (“Alameda Research”) in connection with the proposed business combination with the Company (refer to Note 1 Business and Basis of Presentation). The PIPE Amendment calls for a $15.0 million pre-funding, which was facilitated through the issuance of an unsecured promissory note by the Company to Alameda Research. The Company’s obligations to repay the principal amount of the promissory note will be discharged through the issuance of 1.5 million shares of VPCC to Alameda Research at the closing of the business combination. The promissory note bears an interest rate of the applicable short-term federal rate and is due at the earlier of (i) the one-year anniversary of the promissory note, or (ii) an event of default.

The Company has elected to measure the note payable debt instrument at fair value using the fair value option of ASC 825-10. The Company determined that the feature to settle the promissory note with shares at the closing of the business combination is a contingently exercisable share settled put option that represents an embedded derivative instrument that requires bifurcation from the host promissory note. Additionally, the feature to redeem the promissory note upon a default event is a contingently exercisable call option and represents an embedded derivative instrument that requires bifurcation from the host promissory note. However, in accordance with ASC 815-15-25-1 criterion (b), since the Company has elected to apply the fair value option to the debt, the embedded features will not be separated from the debt host. The fair value of the promissory note was $14.6 million as of the issuance date and $15.1 million as of December 31, 2021.

Dave Inc.

Notes to the Consolidated Financial Statements

Note 12 Long-Term Debt Facility

In January 2021, Dave OD Funding I, LLC (“Borrower”) entered into a Senior Secured Loan Facility (the “Debt Facility”) with Victory Park Management, LLC (“Agent”), which is an affiliate of VPCC, allowing the Borrower to draw up to $100 million from various lenders associated with Victory Park Management, LLC (the “Lenders”). The Debt Facility has an interest rate of 6.95% annually plus a base rate defined as the greater of three-month LIBOR (as of the last business day of each calendar month) and 2.55%. Interest is payable monthly in arrears. The effective interest rate as of December 31, 2021, was 9.57%. The Company guaranteed up to $20,000,000 of Dave OD’s obligations under the Debt Facility, and currently that limited guaranty is secured by a first-priority lien against substantially all of the Company’s assets. The Debt Facility has certain financial covenants, including a requirement to maintain a minimum cash, cash equivalents, or marketable securities balance of $10.0 million and as of December 31, 2021, the Company was in compliance with all covenants. Payments of the loan draws are due at the following dates: (i) within five business days after the date of receipt by the Borrower and the Company (“Credit Party”) or any of their subsidiaries of any net cash proceeds in excess of $250 thousand in the aggregate during any fiscal year from any asset sales (other than certain permitted dispositions), the Borrower shall prepay the loans or remit such net cash proceeds in an aggregate amount equal to 100% of such net cash proceeds; (ii) within five business days after the date of receipt by any Credit Party or any of their subsidiaries, or the Agent as loss payee, of any net cash proceeds from any destruction or taking, the Borrower shall prepay the loans or remit such net cash proceeds in an aggregate amount equal to 100% of such net cash proceeds; (iii) within three business days after the date of receipt by any Credit Party or any of their subsidiaries of any net cash proceeds from the incurrence of any indebtedness of any Credit Party or any of their subsidiaries (other than with respect to permitted indebtedness), the Borrower shall prepay the loans or remit such net cash proceeds in an aggregate amount equal to 100% of such net cash proceeds; and (iv) (a) if extraordinary receipts are received by any Credit Party in the aggregate amount in any fiscal year in excess of $250 thousand or (b) if an event of default has occurred and is continuing at any time when any extraordinary receipts are received by any Credit Party, then within five business days of the receipt by any Credit Party of any such extraordinary receipts, the Borrower shall prepay the loans or remit such net cash proceeds in an aggregate amount equal to (x) 100% of such extraordinary receipts in excess of $250 thousand in respect of clause (a) above and (y) 100% of such extraordinary receipts in respect of clause (b) above.

In November 2021, Dave OD entered into an amendment of the Debt Facility which added a $20 million credit line (as amended, the “Credit Facility”) which has an interest rate of 8.95% annually plus a base rate defined as the greater of three-month LIBOR (as of the last business day of each calendar month) and 2.55%. The effective interest rate as of December 31, 2021, was 13.88%. As of December 31, 2021, the Company has drawn $35.0 million on the Debt Facility and $20.0 million on the Credit Facility. The Company has made no repayments.

Contemporaneously with the execution of the Debt Facility, the Company issued warrants to the Lenders as consideration for entering into the Debt Facility, representing a loan commitment fee. The warrants vest and become exercisable based on the Company’s aggregated draw on the Debt Facility in incremental $10.0 million tranches and terminate upon the earliest to occur of (i) the fifth anniversary of the occurrence of a qualified financing event, and (ii) the consummation of a liquidity event. The holders of the warrants have the ability to exercise their right to acquire a number of Series B-1 Preferred Shares equal to 0.2% of the fully diluted equity of the Company as of the closing date (“Series B-1 Warrants Closing Date”) of the Company’s next equity financing with proceeds of at least $40.0 million (“Qualified Financing Event”) or immediately prior to the consummation of a liquidity event. The exercise price of the warrants is the greater of (i) 80% of the fair market value of each share of the Company’s common stock at the Series B-1 Warrants Closing Date, and (ii) $2.770293 per share, subject to certain down-round adjustments. The warrants meet the definition of a derivative under ASC 815 and will be accounted for as a liability at fair value and subsequently remeasured to fair value at the end of each reporting period with the changes in fair value recorded in the consolidated statement of operations. The initial offsetting entry to the warrant liability was an asset recorded to reflect the loan commitment fee. The loan commitment fee asset will be amortized to interest expense over the commitment period of four years. In November 2021, the Company amended the warrant agreements to include additional terms, including a contingent cash settlement amount for approximately $4.5 million at the option of the Lenders, subject to the consummation of a liquidity event and minimum cash proceeds from the liquidity event. The amendment did not change the classification of the warrants as a derivative under ASC 815. The Company estimated the fair value of the warrants at the issuance date to be $0.1 million using the Black-Scholes option-pricing model. Determining the fair value of these warrants under this model requires subjective assumptions. These estimates involve inherent uncertainties and the application of management’s judgment. The following table presents the assumptions used to estimate the fair value of the warrants at the issuance date:

Dave Inc.

Notes to the Consolidated Financial Statements

Expected volatility	55.0%
Risk-free interest rate	0.1 - 0.2%
Remaining term	0.6 - 2.9 Years

Note 13 Leases

In June 2018, the Company entered into a lease agreement for a single general office space in Los Angeles, California. The initial term of the lease was nine months with a five-year extension option at the discretion of the lessee. Monthly rent was approximately $0.001 million, subject to an annual escalation of 3%. In November 2021, the Company and lessor agreed to terminate the lease agreement.

In November 2018, the Company entered into a sublease agreement with PCJW Properties LLC (“PCJW”), controlled by Company’s founders (including the Company’s current CEO), for general office space next to the aforementioned leased property in Los Angeles, California. The lease term is five years subject to early termination by either party. Under the terms of the sublease, monthly rent is approximately $0.005 million, subject to an annual escalation of 4%.

In January 2019, the Company entered into a lease agreement with PCJW for office space located in Los Angeles, California. The lease term is seven years, beginning January 1, 2019 and ending December 31, 2025. Monthly rent is approximately $0.019 million, subject to an annual escalation of 5%.

In September 2019, the Company entered into a sublease for general office space in West Hollywood, California. The lease term was two years subject to early termination by either party. Under the terms of the lease, monthly rent was approximately $0.01 million, subject to an annual escalation of 3%. In December 2019, the Company entered into a lease amendment to increase the leased office space in exchange for monthly rent of approximately $0.023 million. The amendment also extended the lease term to October 31, 2021, and increased the annual escalation to 3.5%.

In May 2020, the Company entered into a sublease with Whalerock for general office space in West Hollywood, California. Under the terms of the sublease, the lease term is approximately 18-months and the monthly rent is approximately $0.14 million. The Company began utilizing the office space in June 2021.

All leases were classified as operating and operating lease expenses are presented within Other operating expenses in the consolidated statements of operations. The Company does not have any finance leases or sublease arrangements where the Company is the sublessor. The Company’s leasing activities are as follows (in thousands):

	For the Year Ended December 31,
	2021	2020
Operating lease cost	$1,424	$546
Short-term lease cost	4	—
Variable lease cost	—	—

Total lease cost	$1,428	$546

Other information:
Cash paid for operating leases	$1,347	$534
Right-of-use assets obtained in exchange for new operating lease liability	$2,514	$—
Weighted-average remaining lease term - operating lease	2.07	4.19
Weighted-average discount rate - operating lease	10%	10%

Dave Inc.

Notes to the Consolidated Financial Statements

The future minimum lease payments as of December 31, 2021, were as follows (in thousands):

Year	Third-Party Commitment	Related-Party Commitment	Total
2022	$1,770	$335	$2,105
2023	148	339	487
2024	—	295	295
2025	—	309	309
Thereafter	—	—	—

Total minimum lease payments	$1,918	$1,278	$3,196

Less: imputed interest	(92)	(214)	(306)

Total lease liabilities	$1,826	$1,064	$2,890

Note 14 Commitments and Contingencies

Litigation:

From time to time, the Company is subject to various legal proceedings and claims, either asserted or unasserted, that arise in the ordinary course of business. In December 2021, the Company accrued $0.5 million related to a settlement agreement related to an employment dispute, which is included within legal settlement accrual in the consolidated balance sheet for the year ended December 31, 2021

Although the outcome of the various legal proceedings and claims cannot be predicted with certainty, management does not believe that any of these proceedings or claims will have a significant adverse effect on the Company’s business, financial condition, results of operations, or cash flows.

Stoffers v. Dave Inc. (filed September 16, 2020 in LA County Superior Court)

This is a purported class action lawsuit filed in connection with a July 2020 data breach. The Company is in the process of settling this matter and estimates the settlement to be approximately $3.2 million, which amount is included within legal settlement accrual in the consolidated balance sheets for the years ended December 31, 2021 and 2020.

Martinsek v. Dave Inc.

In January 2020, a former employee of the Company filed a complaint in the California Superior Court for the County of Los Angeles against the Company and the Company’s Chief Executive Officer, asserting claims for, among other things, breach of contract, breach of fiduciary duty, conversion, and breach of the implied covenant of good faith and fair dealing. The complaint alleges that the Company and the Chief Executive Officer misappropriated approximately 9.2 million shares (as adjusted for a 10:1 forward stock split in November 2020 and the 1.354387513 Exchange Ratio) by rescinding a stock option agreement and a restricted stock purchase agreement between the Company and the former employee under which such shares were issued and repurchasing the shares. The Company rescinded the agreements for failure of consideration. The Company and the Chief Executive Officer answered, denying all claims and asserting defenses. Discovery has commenced and a trial date has been set in November 2022. The Company is vigorously defending against this claim.

Whalerock v. Dave Inc.

Whalerock Industries Holding Company, LLC (“Whalerock”) filed an unlawful detainer action against the Company on or about August 4, 2020, which was dismissed by Whalerock on March 18, 2021. On or about March 29, 2021, Whalerock initiated new litigation against the Company seeking declaratory relief. The Company and Whalerock entered into a sublease in May 2020 whereby the Company would sublease certain space from Whalerock located in West Hollywood, California. This matter involves a dispute between the Company and Whalerock over whether the 18-month sublease has commenced, and if so, when. The Company is actively litigating this matter and cannot estimate the likely outcome at this time.

Dave Inc.

Notes to the Consolidated Financial Statements

Note 15 Preferred Stock and Stockholders’ Equity

Preferred Stock:

Pursuant to the terms of the Business Combination Agreement, as part of the Business Combination, all of the issued and outstanding Series A preferred stock of Legacy Dave were automatically converted into Legacy Dave common stock at a 1:1 ratio and Series B-1 and Series B-2 convertible preferred stock of Legacy Dave were automatically converted into Legacy Dave common stock at a 1:1.033076 ratio, which were all converted again, along with all other issued and outstanding common stock of Legacy Dave, into shares of Class A Common Stock and Class V Common Stock, at the Exchange Ratio. Please refer to Note 20 Subsequent Events for further discussion of the Business Combination.

The Company recasts its Consolidated Statements of Stockholders’ Equity from January 1, 2020 to the Closing Date and the total stockholder’s equity within the Company’s Consolidated Balance Sheets as of December 31, 2021 and 2020 and the weighted average outstanding shares basic and diluted for the years ended December 31, 2021 and 2020 by applying the recapitalization retroactively. As a result of the equity recast, no shares of preferred stock were outstanding as of December 31, 2021 and 2020. However, for purposes of calculating the weighted average outstanding shares, preferred stock of Legacy Dave is considered outstanding and not converted to common stock until the Closing Date in line with ASC 805-40-45.

Pursuant to the terms of the Company’s amended and restated certificate of incorporation, shares of preferred stock may be issued from time to time in one or more series. The Company’s Board of Directors are authorized to fix the voting rights, if any, designations, powers and preferences, the relative, participating, optional or other special rights, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series of preferred stock. The Company’s Board of Directors are able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of the the Company’s Board of Directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control or the removal of existing management.

Class A and Class V Common Stock:

The Company’s Board of Directors has authorized two classes of common stock, Class A and Class V. The Company had authorized 500,000,000 and 100,000,000 shares of Class A and Class V Common Stock. Shares of Class V Common Stock have 10 votes per share, while shares of Class A Common Stock have one vote per share. The holders of shares of Class A Common Stock and Class V Common Stock shall at all times vote together as a single class on all matters (including the election of directors) submitted to a vote of the Company’s stockholders. Class V Common Stock are convertible into shares of Class A Common Stock on a one-to-one basis at the option of the holders of Class V Common Stock at any time upon written notice to the Company. As of December 31, 2021 and 2020, the Company had 299,724,811 and 295,793,583 of Class A Common Stock issued, respectively. As of December 31, 2021 and 2020, the Company had 297,094,254 and 291,948,310 of Class A Common Stock outstanding, respectively. As of December 31, 2021 and 2020, the Company had 48,450,639 of Class V Common Stock issued and outstanding, respectively.

Dave Inc.

Notes to the Consolidated Financial Statements

Note 16 Stock-Based Compensation

In 2017, the Company’s Board of Directors adopted the Dave Inc. 2017 Stock Plan (the “2017 Plan”). The 2017 Plan authorizes the award of stock options, restricted stock, and restricted stock units. Options granted under the 2017 Plan generally vest over four years as follows: 25% of option shares vest on the first anniversary of the vesting commencement and 1/48th of the shares vest monthly over the remaining three years. Options expire 10 years from the date of grant. The 2017 Plan provides for the issuance of incentive stock options, non-statutory stock options, stock bonuses and rights to purchase restricted stock. The incentive stock options are expected to qualify within the meaning of Section 422 of the U.S. Tax Code and non-statutory stock options. The total number of shares available for grants under the 2017 Plan was 5,584,048 as of December 31, 2021.

On January 4, 2022, the stockholders of the Company approved the 2021 Equity Incentive Plan (the “2021 Plan”). The 2021 Plan was previously approved, subject to stockholder approval, by the Company’s Board of Directors on January 4, 2022. The 2021 Plan became effective immediately upon the completion of the business combination with VPCC. Please refer to Note 20 Subsequent Events for details. The 2021 Plan had no activity during the year ended December 31, 2021.

On January 4, 2022, the stockholders of the Company considered and approved the 2021 Employee Stock Purchase Plan (the “ESPP”). The ESPP was previously approved, subject to stockholder approval, by the Company’s Board of Directors on January 4, 2022. The ESPP became effective immediately upon the completion of the business combination with VPCC. Please refer to Note 20 Subsequent Events for details. The ESPP had no activity during the year ended December 31, 2021.

Stock Options:

Management has valued stock options at their date of grant utilizing the Black-Scholes option pricing model. The fair value of the underlying shares was estimated by using a number of inputs, including recent arm’s length transactions involving the sale of the Company’s common stock.

Dave Inc.

Notes to the Consolidated Financial Statements

The following table presents the weighted-average assumptions used to value options granted during the years ended December 31:

	2021	2020
Expected term	6.0 years	6.0 years
Risk-free interest rate	0.9%	0.8%
Expected dividend yield	0.0%	0.0%
Expected volatility	60.7%	57.0%

Expected term—The expected term represents the period of time that options are expected to be outstanding. As the Company does not have sufficient historical exercise behavior, it determines the expected life assumption using the simplified method, which is an average of the contractual term of the option and its vesting period.

Risk free interest rate—The risk-free interest rate is based on the implied yield available on U.S. Treasury issues with an equivalent term approximating the expected life of the options depending on the date of the grant and expected life of the options.

Expected dividend yield—The Company bases the expected dividend yield assumption on the fact that it has never paid cash dividends and has no present intention to pay cash dividends.

Expected volatility—Due to the Company’s limited operating history and lack of company-specific historical or implied volatility, the expected volatility assumption is based on historical volatilities of a peer group of similar companies whose share prices are publicly available. The Company identified a group of peer companies and considered their historical stock prices. In identifying peer companies, the Company considered the industry, stage of life cycle, size, and financial leverage of such other entities.

Activity with respect to options granted under the 2017 Plan is summarized as follows:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (in thousands)
Options outstanding, January 1, 2020	16,623,195	$0.28	9.1	$6,775
Granted	19,896,082	$0.71
Exercised	(1,952,728)	$0.13
Forfeited	(3,232,054)	$0.44
Expired	(149,292)	$0.69

Options outstanding, December 31, 2020	31,185,203	$0.55	8.7	$5,548

Granted	18,037,252	$0.72
Exercised	(5,194,681)	$0.34
Forfeited	(8,887,497)	$0.67
Expired	(431,250)	$0.63

Options outstanding, December 31, 2021	34,709,027	$0.64	8.5	$288,784

Nonvested options, December 31, 2021	24,954,068	$0.70	8.9	$205,915

Vested and exercisable, December 31, 2021	7,657,630	$0.50	7.7	$64,734

The weighted-average grant-date fair-value of the grants was $1.22 and $0.37 for the years ended December 31, 2021 and 2020, respectively.

The Company recognized approximately $7.4 million and $1.5 million of stock-based compensation expense arising from stock option grants which is recorded as a component of compensation and benefits in the consolidated statements of operations for the years ended December 31, 2021 and 2020, respectively. There was approximately $22.1 million of total unrecognized compensation cost related to unvested stock options granted under the Plan as of the year ended December 31, 2021. The cost is expected to be recognized over the weighted-average remaining period of 3.9 years.

During the year ended December 31, 2021, in accordance with the terms of a former executive’s severance agreement, the Company modified share-based payment awards by accelerating the vesting. As a result of the modification, the Company recorded stock-based compensation of $2.1 million during the year ended December 31, 2021, which is included in the $7.4 million stock-based compensation.

Dave Inc.

Notes to the Consolidated Financial Statements

The Company allowed certain stock option holders to exercise unvested options to purchase shares of Common Stock. Shares received from such early exercises are subject to repurchase in the event of the optionee’s employment termination, at the original issuance price, until the options are fully vested. As of December 31, 2021 and 2020, 533,290 and 1,173,690 shares of Common Stock were subject to repurchase at weighted-average prices of $0.69 and $0.59 per share, respectively. The Company historically has issued non-recourse notes secured by stock options to fund exercises to certain key employees. During 2020, the Company issued a non-recourse note for $1.0 million, which was secured by a pledge of 1,422,106 shares (please refer to Note 17 Related-Party Transactions for details). The shares pledged are not considered outstanding for accounting purposes whether vested or unvested. As of December 31, 2021, there were 2,630,557 options exercised in exchange for non-recourse notes, of which 2,097,267 options were vested. As of December 31, 2020, there were 3,845,273 options exercised in exchange for non-recourse notes, of which 2,780,223 options were vested. The shares issued pursuant to unvested options and both vested and unvested options funded by non-recourse notes have been included in shares issued and outstanding on the consolidated balance sheets and consolidated statements of stockholders’ equity as such shares are considered legally outstanding.

On March 3, 2021, the Company granted the Chief Executive Officer stock options to purchase up to 11,456,061 shares of Common Stock in nine tranches. Each of the nine tranches contain service, market, and performance conditions. The market conditions relate to the achievement of certain specified price targets. Vesting commences on the grant date; however, no compensation charges are recognized until the service, market, and performance condition are probable, which is upon the completion of a liquidity event, the achievement of specified price targets for each tranche of shares, and continuous employment. As of December 31, 2021, the performance and market conditions have not been met and were not deemed probable. The options have a strike price of $0.72 per share. The Company determined the fair value of the options on the grant date to be approximately $10.5 million using a Monte Carlo simulation with key inputs and assumptions such as stock price, term, dividend yield, risk-free interest rate, and volatility. Each tranche will vest monthly over a derived service period.

The following table presents the key inputs and assumptions used to value the options granted to the Chief Executive Officer on the grant date:

Expected volatility	40.0%
Risk-free interest rate	1.5%
Remaining term	10.0 Years
Expected dividend yield	0.0%

Restricted Stock Issued to Employees:

The Company did not issue shares of restricted stock to employees during either of the years ended December 31, 2021 and 2020.

There was no unrecognized compensation cost related to employee unvested restricted stock as of December 31, 2021.

Dave Inc.

Notes to the Consolidated Financial Statements

Activity with respect to restricted stock activity for employees is summarized as follows:

	Shares	Weighted- Average Grant-Date Fair Value
Nonvested shares at January 1, 2020	23,588,972	$0.28
Granted	—	$—
Vested	(19,487,718)	$0.19
Forfeited	(884,584)	$0.69

Nonvested shares at December 31, 2020	3,216,670	$0.69

Granted	—	$—
Vested	(3,216,670)	$0.69
Forfeited	—	$—

Nonvested shares at December 31, 2021	—	$—

Restricted Stock Issued to Non-Employees:

The Company recognized approximately $0.1 million and $0.1 million of stock-based compensation expense related to restricted stock grants to non-employees for years ended December 31, 2021 and 2020, respectively. Stock based compensation expense is presented within compensation and benefits in the consolidated statements of operations.

There was no unrecognized compensation cost related to non-employee unvested restricted stock for the year ended December 31, 2021.

Activity with respect to non-employee restricted stock activity is summarized as follow:

	Shares	Weighted- Average Grant-Date Fair Value
Nonvested shares at January 1, 2020	313,206	$0.23
Granted	—	$—
Vested	(306,151)	$0.22
Forfeited	—	$—

Nonvested shares at December 31, 2020	7,055	$0.69

Granted	—	$—
Vested	(7,055)	$0.69
Forfeited	—	$—

Nonvested shares at December 31, 2021	—	$—

Note 17 Related-Party Transactions

Leasing Arrangements:

In November 2018, the Company entered into a sublease agreement with PCJW, controlled by Company’s founders (including the Company’s current CEO), for general office space next to the aforementioned leased property in Los Angeles, California. The lease term is five years subject to early termination by either party. Under the terms of the sublease, monthly rent is approximately $0.005 million, subject to an annual escalation of 4%.

In January 2019, the Company entered into a lease agreement with PCJW for office space located in Los Angeles, California. The lease term is seven years, beginning January 1, 2019 and ending December 31, 2025. Monthly rent is approximately $0.019 million, subject to an annual escalation of 5%.

Dave Inc.

Notes to the Consolidated Financial Statements

During 2021 and 2020, the Company paid approximately $0.3 million and $0.3 million under lease agreements with PCJW for general office space in Los Angeles, California. Refer to Note 13 Leases for further details on the Company’s leasing arrangement with PCJW.

The following is a schedule of future minimum rental payments as of December 31, 2021, under Company’s sub-lease for the properties located in Los Angeles, California signed with PCJW, the entity controlled by the Company’s founders (in thousands):

Year	Related-Party Commitment
2022	$335
2023	339
2024	295
2025	309
Thereafter	—

Total minimum lease payments	$1,278

Less: imputed interest	(214)

Total lease liabilities	$1,064

The related-party components of the lease right-of-use assets, lease liabilities, short-term, and lease liabilities, long-term are presented as part of the right-of-use asset and lease liability on the consolidated balance sheets.

Related-Party Exercise Receivable Promissory Notes:

During 2018, the Company issued non-recourse promissory notes with certain employees, which allowed for the early exercise of stock options, with the exercise price to be paid back to the Company at a later date. The notes for approximately $0.1 thousand were secured by a pledge of 2,630,557 shares.

During 2020, the Company issued a non-recourse promissory note with a certain executive, which allowed for the early exercise of stock options, with the exercise price to be paid back to the Company at a later date. The note for approximately $1.0 million was secured by a pledge of 1,422,106 shares.

The amounts due as of December 31, 2021 and 2020, was approximately $1.1 million and $1.1 million, respectively. The promissory notes have a term of five years and carry stated interest rates between 1.5% and 2.0%, which are compounded annually.

Loans to Stockholders:

In 2019, the Company entered into loan, pledge, and option agreements (“Loans to Stockholders”) with various employees, who are also stockholders, to provide those employees cash in exchange for non-recourse promissory notes and call options, which allow the Company to acquire shares held by these stockholders. The entire unpaid principal balance of these Loans to Stockholders, together with all accrued but unpaid interest, is due and payable upon the earlier (i) of August 12, 2026; (ii) a liquidity event; or (iii) upon the exercise of the call option by the Company. These Loans to Stockholders carry stated interest rates of 1.87%, which are compounded annually. Inclusive of interest, the Loans to Stockholders were approximately $15.2 million and $14.8 million as of December 31, 2021 and 2020, respectively. Please refer to Note 2 Significant Accounting Policies for further details on the fair value of the derivative asset related to the Loans to Stockholders. In January 2022, the Company exercised the call options and the promissory notes were repaid. Please refer to Note 20 Subsequent Events for details.

Note 18 Income Taxes

The components of income tax expense for the years ended December 31, 2021 and 2020, were as follows (dollars in thousands):

	2021	2020
Current:
Federal	$41	$19
State	115	104

Total current	156	123
Deferred:

Federal	(59)	22
State	—	—

Total deferred	(59)	22

Provision for income taxes	$97	$145

Dave Inc.

Notes to the Consolidated Financial Statements

A reconciliation between the Company’s federal statutory tax rate and its effective tax rate for the years ended December 31, 2021 and 2020, is as follows:

	2021	2020
Federal statutory tax rate	21.0%	21.0%
State taxes, net of federal benefit	22.2%	4.8%
Derivative asset	36.7%	0.0%
Warrant liability	-3.8%	0.0%
Stock-based compensation	-2.7%	-4.5%
Penalties	-0.1%	-0.8%
Other	-0.4%	-0.2%
Research and development tax credit - federal	5.9%	3.3%
Change in valuation allowance	-79.3%	-25.7%

Effective tax rate	-0.5%	-2.1%

The major components of the Company’s deferred tax assets and liabilities as of December 31, 2021 and 2020, consists of the following (dollars in thousands):

	2021	2020
Deferred tax assets:
Net operating loss carryforward	$14,232	$—
Excess interest expense carryforward	497	—
Allowance for Member advances	3,488	3,549
Accrued expenses	1,249	1,138
Accrued compensation	356	345
Lease liability	840	420
Research and development tax credit	2,117	408
Stock-based compensation	355	26
Other	146	20

Total deferred tax assets	23,280	5,906

Deferred tax liabilities:
Property and equipment	(2,354)	(1,297)
Right of use asset	(785)	(389)
Prepaid expenses	(235)	(153)

Total deferred tax liabilities	(3,374)	(1,839)

Total net deferred tax assets before valuation allowance	19,906	4,067
Less: valuation allowance	(19,906)	(4,126)

Total net deferred tax liabilities	$—	$(59)

As of December 31, 2021, the Company had $48.7 million of federal and $55.7 million of combined state net operating loss (“NOL”) carryforwards available to offset future taxable income. The federal NOLs do not expire; however, they are subject to a utilization limit of 80% of taxable income in any given year. The State NOLs begin to expire in 2031, except for $8.2 million of state NOLs that do not expire. Internal Revenue Code Section 382 imposes limitations on the utilization of NOLs in the event of certain changes in ownership of the Company. The Company has not yet completed a comprehensive analysis of its past ownership changes. Depending upon the degree of those past ownership changes, and any future ownership changes, annual limits may impair the Company’s ability to utilize NOLs and could cause federal income taxes to be due sooner than if no such limitations applied.

The realization of deferred tax assets is dependent upon future sources of taxable income. Available positive and negative evidence is considered in making this determination. Due to a history of losses and uncertainty as to future taxable income, realization of the deferred tax assets is limited to the anticipated reversal of certain deferred tax liabilities. Management determined that there were insufficient federal and state deferred tax liabilities to offset all of the federal and state deferred tax assets at December 31, 2021 and 2020. Therefore, management believes it is more-likely-than-not that the net federal and state deferred assets will not be fully realized and has recorded valuation allowances in the amounts of approximately $19.9 million and $4.1 million, as of December 31, 2021 and 2020, respectively.

Dave Inc.

Notes to the Consolidated Financial Statements

A reconciliation of the Company’s gross unrecognized tax benefits as of December 31, 2021 and 2020 is as follows (dollars in thousands):

	2021	2020
Balance at beginning of year	$111	$—
Increases to prior positions	204	104
Decreases to prior positions	—	—
Increases for current year positions	141	7

Balance at end of year	$456	$111

As of December 31, 2021, the Company had $0.5 million of gross unrecognized tax benefits related to state income taxes and research tax credits. The unrecognized tax benefits of $0.1 million as of December 31, 2021, would, if recognized, affect the effective tax rate. Although it is possible that the amount of unrecognized tax benefits with respect to the uncertain tax positions will increase or decrease in the next 12 months, the Company does not expect material changes.

The Company recognized insignificant amounts of interest expense as a component of income tax expense during the years ended December 31, 2021 and 2020. The income tax related accrued interest amounts were also insignificant as of December 31, 2021 and 2020, respectively.

On March 27, 2020, the CARES Act was enacted and signed into law. The CARES Act contains certain income tax relief provisions, including a modification to the limitation of business interest expense for tax years beginning in 2019 and 2020. In addition, the CARES Act permits NOL carryovers and carrybacks to offset 100% of taxable income for taxable years beginning before 2021, and allows NOLs incurred in 2018, 2019, and 2020 to be carried back to each of the five preceding taxable years to generate a refund of previously paid income taxes. The CARES Act also created a program of funding for small business, known as the Paycheck Protection Program (“PPP”). The Company did not experience any material impacts to its tax status or reporting as a result of these provisions.

Note 19 401(k) Savings Plan

The Company maintains a 401(k) savings plan for the benefit of its employees. Employees can defer up to 90% of their compensation subject to fixed annual limits. All current employees are eligible to participate in the 401(k) savings plan. Beginning January 2021, the Company began matching contributions to the 401(k) savings plan equal to 100% of the first 4% of wages deferred by each participating employee. The Company incurred expenses for employer matching contributions of approximately $1.1 million and $0 million for the years ended December 31, 2021 and 2020, respectively.

Note 20 Subsequent Events

Subsequent events are events or transactions that occur after the balance sheet date, but before the consolidated financial statements are available to be issued. The Company recognizes in the consolidated financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the consolidated balance sheet, including the estimates inherent in the process of preparing the consolidated financial statements. The Company’s consolidated financial statements do not recognize subsequent events that provide evidence about conditions that did not exist at the date of the consolidated balance sheet but arose after the consolidated balance sheet date and before the consolidated financial statements were available to be issued.

Dave Inc.

Notes to the Consolidated Financial Statements

Closing of the Merger and Related Transactions

On January 5, 2022, (the “Closing Date”), the Company consummated the previously announced mergers contemplated by the Merger Agreement, dated as of June 7, 2021 (the “Agreement”). In connection with the closing of the Business Combination, VPC Impact Acquisition Holdings III, Inc. (“VPCC”) changed its name to “Dave Inc.,” and the surviving entity operates under the name “Dave Operating LLC” (“Surviving Entity”). Holders of 21,417,767 shares of VPCC common stock exercised their right to have such shares redeemed for a full pro rata portion of the trust account holding the proceeds from VPCC’s initial public offering, which was approximately $10.00 per share, or approximately $224.2 million. Upon consummation of the Business Combination, the following occurred:

•	Each non-redeemed outstanding share of VPCC common stock was converted into one share of Class A common stock of the Surviving Entity.

•	Each outstanding share of Legacy Dave’s Preferred Stock converted into Legacy Dave’s Common Stock.

•

The 2019 Convertible Notes, which had an aggregate principal amount of approximately $0.7 million, and $0.03 accrued interest were converted into approximately 225,331 fully vested shares of Legacy Dave’s Common Stock.

•

All of the call options related to the Loans to Stockholders were exercised, settling the derivative asset on Loans to Stockholders of $35.3 million and the contra-equity Loans to Stockholders of $15.2 million with additional-paid-in-capital (“APIC”) being the offsetting entry.

The holders of Legacy Dave’s Common Stock and stock options to purchase Legacy Dave’s Common Stock pursuant to the 2017 Plan, received aggregate merger consideration with an implied value of $3,500.0 million (the “Equity Value”), consisting of a number of shares of Class A common stock of the Surviving Entity, par value $0.0001 per share and shares of Class V common stock of the Surviving Entity, par value $0.0001 per share, with each deemed to have a value of $10.00 per share, equal to the Equity Value divided by $10.00.

At closing, VPCC transaction costs of $20.1 million were paid, which reduced the proceeds from VPCC and reduced APIC. Additionally, the Company had incurred $5.1 million of transactions costs, which were capitalized and included within deferred issuance costs in the consolidated balance sheet for the years ended December 31, 2021, and reduced APIC at closing.

Legacy Dave is deemed the accounting predecessor and the combined entity is the successor registrant with the U.S. Securities and Exchange Commission (“SEC”), meaning that Legacy Dave’s consolidated financial statements for previous periods are to be disclosed in the registrant’s future periodic reports filed with the SEC. While the legal acquirer in the Merger Agreement is VPCC, for financial accounting and reporting purposes under U.S. GAAP, Legacy Dave is the accounting acquirer and the Business Combination is accounted for as a “reverse recapitalization.” A reverse recapitalization does not result in a new basis of accounting, and the consolidated financial statements of the combined entity represent the continuation of the consolidated financial statements of Legacy Dave in many respects. Under this method of accounting VPCC is treated as the “acquired” company for financial reporting purposes. For accounting purposes, Legacy Dave is deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of Legacy Dave (i.e., a capital transaction involving the issuance of stock by VPCC for Legacy Dave Capital Stock). Accordingly, the consolidated assets, liabilities, and results of operations of Legacy Dave will become the historical consolidated financial statements of the combined company, and VPCC’s assets, liabilities and results of operations have been consolidated with Legacy Dave beginning on the Closing Date. Operations prior to the Business Combination will be presented as those of Legacy Dave in future reports. The net assets of VPCC are recognized at historical cost (which is expected to be consistent with carrying value), with no goodwill or other intangible assets recorded.

PIPE Investment

Concurrently with the Agreement, VPCC entered into Subscription Agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”) pursuant to which, the PIPE Investors agreed to purchase an aggregate of 21,000,000 shares of the VPCC’s Class A common stock in a private placement for a purchase price of $10.00 per share, or an aggregate of $210.0 million in gross cash proceeds. On August 17, 2021, VPCC entered into an amendment to the Subscription Agreement it previously entered into with Alameda Research, in connection with the proposed Business Combination with Legacy Dave. The amendment called for a $15.0 million pre-funding of Alameda Research’s PIPE Investment, which was facilitated through the issuance of a promissory note by Legacy Dave to Alameda Research. Legacy Dave’s obligations to repay the principal amount of such promissory note were discharged through the issuance to Alameda Research of 1.5 million shares of Dave at the Closing of the Business Combination. The closing of the private placement occurred immediately prior to the Closing Date.

Dave Inc.

Notes to the Consolidated Financial Statements

Repurchase Agreement

Concurrently with the execution of the Agreement, VPCC, Legacy Dave, Jason Wilk, Legacy’s Dave’s Chief Executive Officer, and Kyle Beilman, Legacy Dave’s Chief Financial Officer (collectively, the “Selling Holders”), into a repurchase agreement, pursuant to which, among other things, the Legacy Dave agreed to repurchase a certain number of shares of Legacy Dave’s Common Stock from the Selling Holders (including shares of Dave Class V common stock issued to Mr. Wilk), at a purchase price of $10.00 per share, on the business day immediately following the effective time of the Business Combination. The repurchases were contingent on the amount of Available Cash (as defined in the Agreement) being in excess of $300.0 million. Since Available Cash did not exceed $300.0 million, there were no repurchases.

Contingent Share Agreement

Pursuant to the terms of an agreement with certain holders of VPCC Class B common stock (the “Founder Holders”), the Founder Holders agreed to forfeit an aggregate of 951,622 shares of VPCC Class B common stock (“Founder Holder Contingent Closing Shares”) if net percentage of shares redeemed by VPCC holders exceeded 20% of the VPCC Class A common stock held by VPCC stockholders as of the date of the Agreement. As the net redemption exceeded 20%, all 951,622, or 100% of the Founder Holder Contingent Closing Shares were forfeited.

Earnout Agreement

Up to 1,586,037 shares of Legacy Dave Class A Common Stock held by the Founder Holders (the “Founder Holder Earnout Shares”) received upon conversion of an equal number of shares of VPCC’s Class B common stock are subject to forfeiture if certain market vesting conditions are not met.

The Founder Holder Earnout Shares will be recognized at fair value upon the closing of the Business Combination and classified as a liability. The issuance of the Founder Holder Earnout Shares will be recorded as a liability with the offsetting amount within additional-paid-in-capital (“APIC”) because the Earnout Shares are not indexed to the Company’s own equity. Dave determined the fair value of the Founder Holder Earnout Shares to be approximately $9.7 million as of January 5th based on a valuation using a Monte Carlo simulation with key inputs and assumptions such as stock price, term, dividend yield, risk-free rate, and volatility. The Founder Holder Earnout Shares will be remeasured to fair value at each reporting period end with changes in fair value going through the Statements of Operation.

Settlement of Other Agreements

On January 27, 2021, Legacy Dave issued warrants contemporaneously with a debt facility. The warrants vest and become exercisable based on Legacy Dave’s aggregated draw on the debt facility in incremental $10.0 million tranches and terminate upon the earliest to occur of (i) the fifth anniversary of the occurrence of a qualified financing event, and (ii) the consummation of a liquidity event. Immediately prior to the close of the Business Combination, 1,664,394 of the vested warrants were exercised and net settled for 450,843 shares of Legacy Dave’s Class A Common Stock after applying an exchange ratio of 1.354387513 pursuant to the terms of the Business Combination.

On March 3, 2021, Legacy Dave issued stock options to a certain executive, with a vesting schedule subject to certain conditions. The value of the stock options was estimated using a Monte Carlo simulation. This model requires the input of certain assumptions, including the risk-free interest rate, volatility, dividend yield and expected life. The options were granted in nine tranches each of which contain service, market and performance conditions. Vesting commenced on the grant date. On the date of the Business Combination, there is a cumulative expense for the amount vested between the grant date and the date of the Business Combination. The cumulative stock-based compensation expense as of the date of the Business Combination was approximately $1.9 million.

On January 3, 2022, Legacy Dave entered into an agreement with a certain executive to transfer and sell shares of Legacy Dave Common Stock to Legacy Dave. A total of 146,565 shares of Legacy Dave’s Common Stock were repurchased for an aggregate purchase amount of $1.6 million.

Upon the consummation of the Business Combination, the 2017 Plan was terminated and replaced by the Dave Inc. 2021 Equity Incentive Plan.

Convertible Note Purchase Agreement and White Label Services Agreement

On March 21, 2022, the Company entered into a Convertible Note Purchase Agreement (“Purchase Agreement”) with FTX Ventures Ltd. (“FTX Ventures”), pursuant to which the Company sold and issued a convertible note in the initial principal amount of $100.0 million (the “Note” and the transactions contemplated by the Purchase Agreement and the Note, the “Transaction”). The Note bears interest at a fixed rate of 3.00% per year (compounded semi-annually). Interest may be paid in-kind or in cash, at the Company’s option. Forty-eight months (the “Maturity Date”) after the date of the initial issuance of the Note (the “Issuance Date”), the Company will pay FTX Ventures the sum of (i) the outstanding principal amount of the Note, plus (ii) all accrued but unpaid interest thereon (the “Redemption Price”). Payment of the Redemption Price on the Maturity Date will constitute a redemption of the Note in whole. During the term of the Note, the Note will be convertible into shares of Common Stock at the option of the FTX Ventures. The initial conversion price of the Note is $10.00 per share of Common Stock (the “Conversion Price”). The Conversion Price of the Note is subject to adjustment for stock splits, dividends or distributions, recapitalizations, spinoffs or similar transactions. The Note and the shares of Common Stock issuable upon conversion of the Note have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold absent registration or an applicable exemption from registration requirements.

Dave Inc.

Notes to the Consolidated Financial Statements

On March 21, 2022, the Company also entered into a White Label Services Agreement (the “Services Agreement”) with West Realm Shire Services, Inc., d/b/a FTX US (“FTX US”). The Services Agreement allows the Company’s customers to establish accounts with FTX US to place orders through the Company’s platform for eligible cryptocurrencies and for the settlement of such orders. During the four-year term of the Services Agreement, FTX US will be the Company’s exclusive provider of such cryptocurrency services.

The Company is not aware of any other significant events that occurred subsequent to the consolidated balance sheet date that would have a significant impact on its consolidated financial statements other than what is disclosed above.